                                                                    EXHIIBT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION


                                  by and among


                            THE VANTIVE CORPORATION,
                             a Delaware corporation,


                          REVO ACQUISITION CORPORATION,
                    a Delaware corporation and a wholly-owned
                     subsidiary of The Vantive Corporation,


                                       and


                         WAYFARER COMMUNICATIONS, INC.,
                            a California corporation








                            Dated as of June 18, 1998

ARTICLE I         THE MERGER................................................................1
        Section 1.1   The Merger............................................................1
        Section 1.2   Closing; Effective Time of the Merger.................................1
        Section 1.3   Effects of Merger.....................................................2
        Section 1.4   Directors and Officers................................................2

ARTICLE II        CONVERSION OF SECURITIES; MERGER CONSIDERATION............................2
        Section 2.1   Conversion of Capital Stock...........................................2
        Section 2.2   Exchange of Certificates..............................................4
        Section 2.3   Escrow................................................................6
        Section 2.4   Calculation and Payment of Post-Closing Adjustment....................7

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF TARGET..................................8
        Section 3.1   Organization, Standing and Power; Qualification; Subsidiaries.........8
        Section 3.2   Target Capital Structure..............................................8
        Section 3.3   Authority; No Conflict; Required Filings and Consents.................9
        Section 3.4   Financial Statements.................................................10
        Section 3.5   Absence of Liabilities...............................................11
        Section 3.6   Accounts Receivable..................................................11
        Section 3.7   Inventory............................................................11
        Section 3.8   Absence of Certain Changes or Events.................................12
        Section 3.9   Taxes................................................................13
        Section 3.10  Tangible Assets and Real Property....................................14
        Section 3.11  Intellectual Property................................................15
        Section 3.12  Bank Accounts........................................................16
        Section 3.13  Contracts............................................................16
        Section 3.14  Labor Difficulties...................................................17
        Section 3.15  Trade Regulation.....................................................17
        Section 3.16  Environmental Matters................................................18
        Section 3.17  Employee Benefit Plans...............................................18
        Section 3.18  Compliance with Laws.................................................20
        Section 3.19  Employees and Consultants............................................20
        Section 3.20  Litigation...........................................................20
        Section 3.21  Restrictions on Business Activities..................................20
        Section 3.22  Governmental Authorization...........................................20
        Section 3.23  Insurance............................................................20
        Section 3.24  Indemnification Claims...............................................21
        Section 3.25  No Brokers...........................................................21
        Section 3.26  Real Property Holding Corporation....................................21
        Section 3.27  Payments Resulting from Mergers......................................21
        Section 3.28  Interested Party Transactions........................................21

        Section 3.29  No Existing Discussions..............................................21
        Section 3.30  Corporate Documents..................................................22
        Section 3.31  No Misrepresentation.................................................22

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB..........................22
        Section 4.1   Organization.........................................................22
        Section 4.2   Buyer Capital Structure..............................................22
        Section 4.3   Authority; No Conflict; Required Filings and Consents................23
        Section 4.4   SEC Filings; Financial Statements....................................24
        Section 4.5   Absence of Undisclosed Liabilities...................................25
        Section 4.6   Absence of Certain Changes or Events.................................25
        Section 4.7   Interim Operations of Sub............................................25
        Section 4.8   Litigation...........................................................25

ARTICLE V         CONDUCT OF BUSINESS......................................................26
        Section 5.1   Covenants of Target by Target........................................26
        Section 5.2   Cooperation..........................................................28

ARTICLE VI        ADDITIONAL COVENANTS AND AGREEMENTS......................................28
        Section 6.1   No Solicitation......................................................28
        Section 6.2   Approval of Shareholders.............................................29
        Section 6.3   Consents.............................................................29
        Section 6.4   Access to Information................................................29
        Section 6.5   Legal Conditions to Merger...........................................30
        Section 6.6   Public Disclosure....................................................30
        Section 6.7   Nasdaq National Market Listing.......................................30
        Section 6.8   Tax-Free Reorganization..............................................30
        Section 6.9   Tax Certificates.....................................................30
        Section 6.10  Indemnification......................................................31
        Section 6.11  Additional Agreements; Reasonable Efforts............................31
        Section 6.12  Stock Options........................................................32
        Section 6.13  Target Warrants......................................................32
        Section 6.14  Stock Grants.........................................................32
        Section 6.15  Registration of Buyer Common Stock...................................33
        Section 6.16  Expenses.............................................................36
        Section 6.17  Employee Arrangements................................................36
        Section 6.18  Target 1997 Audited Financials.......................................37
        Section 6.19  Voting Agreements....................................................37
        Section 6.20  Target 401(k) Plan...................................................37
        Section 6.21  Notification of Certain Matters......................................37

ARTICLE VII       CONDITIONS TO MERGER.....................................................37
        Section 7.1   Conditions to Each Party's Obligation to Effect the Merger...........37
        Section 7.2   Additional Conditions to Obligations of Buyer and Sub................38
        Section 7.3   Additional Conditions to Obligations of Target.......................39

ARTICLE VIII      TERMINATION AND AMENDMENT................................................40
        Section 8.1   Termination..........................................................40
        Section 8.2   Effect of Termination................................................40
        Section 8.3   Fees and Expenses....................................................41
        Section 8.4   Amendment............................................................41
        Section 8.5   Extension; Waiver....................................................42

ARTICLE IX        ESCROW AND INDEMNIFICATION...............................................42
        Section 9.1   Survival of Representations, Warranties, Covenants and
                      Agreements...........................................................42
        Section 9.2   Indemnification by Target Shareholders...............................42
        Section 9.3   Procedures for Indemnification.......................................43
        Section 9.4   Defense of Third Party Claims........................................43
        Section 9.5   Settlement of Third Party Claims.....................................44
        Section 9.6   Resolution of Indemnification Claims.................................44
        Section 9.7   Shareholder Representative...........................................44

ARTICLE X         GENERAL PROVISIONS.......................................................47
        Section 10.1  Notices..............................................................47
        Section 10.2  Interpretation.......................................................48
        Section 10.3  Counterparts.........................................................48
        Section 10.4  Severability.........................................................48
        Section 10.5  Entire Agreement.....................................................49
        Section 10.6  Governing Law........................................................49
        Section 10.7  Assignment...........................................................49
        Section 10.8  Third Party Beneficiary..............................................49

ANNEXES

Annex 2.1(c)(iii)   Calculation of "Pool of Shares"
Annex 2.3           Form of Escrow Agreement
Annex 2.4(a)        Target's Management Bonus Obligation
Annex 3             Target Disclosure Schedule
Annex 4             Buyer Disclosure Schedule
Annex 6.9           Form of Tax Certificates
Annex 6.12          Schedule of New Option Grants
Annex 6.14          Schedule of Stock Grants and Cash Bonuses
Annex 6.17          Schedule of Target Employees
Annex 6.19          Form of Voting Agreement
Annex 7.2(c)        Form of Confidentiality and Inventions Agreement
Annex 7.2(d)        Form of Noncompetition Agreement
Annex 7.2(e)        Schedule of Target Employees
Annex 7.2(g)        Form of Fenwick & West Legal Opinion
Annex 7.2(j)        Form of Investor Representation Letter
Annex 7.3(d)        Form of GCW&F Legal Opinion

                      AGREEMENT AND PLAN OF REORGANIZATION


        AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of June 18, 1998 by and among The Vantive Corporation, a Delaware corporation ("Buyer"), Revo Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Buyer ("Sub"), and Wayfarer Communications, Inc., a California corporation ("Target").

                                    Recitals

        WHEREAS, the Boards of Directors of Buyer, Sub and Target deem it advisable and in the best interests of each corporation and its respective shareholders that Buyer and Target combine in order to advance the long-term business interests of Buyer and Target;

        WHEREAS, the combination of Buyer and Target shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Target, Target will become a wholly-owned subsidiary of Buyer and the shareholders of Target will become stockholders of Buyer; and

        WHEREAS, for federal income tax purposes, the parties to this Agreement intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and that the merger of Sub with and into Target shall qualify as a reorganization within the meaning of Section 368(a) of the Code.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

        Section 1.1 The Merger. Subject to the provisions of this Agreement and in accordance with the California General Corporation Law (the "GCL"), Sub shall be merged with and into Target (the "Merger"). As a result of the Merger, the outstanding shares of capital stock of Sub and Target shall be converted or canceled in the manner provided in Article II of this Agreement; the separate corporate existence of Sub shall cease; and Target shall be the surviving corporation in the Merger and shall become a subsidiary of Buyer (the "Surviving Corporation").

        Section 1.2 Closing; Effective Time of the Merger. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Pacific Time, on a date to be specified by Buyer and Target (the "Closing Date"), which shall be no later than the second business day after satisfaction of all conditions set forth in Sections 7.1, 7.2(b) (other than the delivery of the officers' certificate referred to therein) and 7.3(b) (other than the delivery of the officers' certificate referred to therein), provided that the other closing conditions set forth in Article VII have been satisfied or waived, at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, CA 94301, unless another date or place is agreed to in writing by Buyer and Target. On, or as soon as practical after, the Closing Date, an agreement of merger containing the substantive provisions of this Article I and Article II (the "Merger Agreement") shall be duly signed by Target and Sub and shall be filed, together with certificates of officers of Target and Sub, with the Secretary of State of the State of California (the "Secretary of State"). The Merger shall become effective upon the filing of the Merger Agreement with the Secretary of State and the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law (the "DGCL") (the date and time of such filing being referred to herein as the "Effective Time").

        Section 1.3 Effects of Merger.

               (a) At the Effective Time: (i) the separate existence of Sub shall cease and Sub shall be merged with and into Target (ii) the Articles of Incorporation of Target as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation; and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation. Sub and Target are sometimes referred to herein as the "Constituent Corporations."

               (b) From and after the Effective Time, (i) the Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes of each of the Constituent Corporations; (ii) all the property, real and personal, including subscriptions to shares, causes of action and every other asset of each of the Constituent Corporations, shall vest in the Surviving Corporation without further act or deed; (iii) the Surviving Corporation shall assume and be liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and (iv) the Merger shall have the further effects set forth in this Agreement and in the GCL and the DGCL.

        Section 1.4 Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation and shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                   ARTICLE II

                 CONVERSION OF SECURITIES; MERGER CONSIDERATION

        Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Sub, Target or the holder of any shares of common stock, no par value per share, of Target ("Target Common Stock") or capital stock of Sub:

               (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, $0.001 par value, of the Surviving Corporation.

               (b) Cancellation of Treasury Shares and Buyer-Owned Stock. All shares of Target Common Stock and/or shares of preferred stock, no par value per share, of Target ("Target Preferred Stock" and, collectively with Target Common Stock, "Target Stock") owned by Target as treasury shares or by Buyer, Sub or any other wholly-owned subsidiary of Buyer shall be canceled and retired and shall cease to exist, and no stock of Buyer or other consideration shall be delivered in exchange therefor.

               (c) Exchange Ratios for Target Stock. Subject to Section 2.2, all shares of Target Stock shall be converted as follows:

                   (i) Target Common Stock. Each issued and outstanding share of Target Common Stock (other than shares canceled in accordance with Section 2.1(b) and Dissenting Shares as defined in Section 2.1(e)) shall be converted into the right to receive 0.0006262 fully paid and nonassessable shares of common stock, $0.001 par value, of Buyer ("Buyer Common Stock"). The foregoing conversion ratio shall be subject to adjustment to reflect any stock split or stock dividend with respect to Target Common Stock effected between the date of this Agreement and the Effective Time.

                   (ii) Target Preferred Stock. Each issued and outstanding share of Target Preferred Stock (other than shares canceled in accordance with Section 2.1(b) and Dissenting Shares as defined in Section 2.1(e)) shall be converted into the right to receive that number of shares of fully paid and nonassessable Buyer Common Stock equal to the quotient obtained by dividing (A) the Pool of Shares (as defined below) for such share's series, by (B) the total number of then issued and outstanding shares of Target Preferred Stock in such series and the number of shares of such series subject to then outstanding warrants, with the quotient thereby obtained carried to seven (7) decimal places. The foregoing conversion ratios shall be subject to the Post-Closing Adjustment (as defined in Section 2.4(a)) and to adjustment to reflect any stock split or stock dividend with respect to such series of Target Preferred Stock effected between the date of this Agreement and the Effective Time.

                   (iii) Definition of "Pool of Shares" for Each Series of Target Preferred Stock. The "Pool of Shares" with respect to each series of Target Preferred Stock shall mean the product of (A) 178,603 shares of Buyer Common Stock (which number of shares is calculated as set forth in Annex 2.1(c)(iii)) and (B) the ratio of the aggregate dollar liquidation preference of such series (including outstanding shares and shares subject to outstanding warrants) as set forth in the Articles of Incorporation of Target to the aggregate dollar liquidation preference of all series of Target Preferred Stock (including outstanding shares and shares subject to outstanding warrants) as set forth in the Articles of Incorporation of Target (the product thereby obtained carried to four (4) decimal places).

All such shares of Target Common Stock and Target Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with this Article II.

               (d) Target Options and Warrants. At the Effective Time, (i) all then outstanding options to purchase Target Common Stock ("Target Options") will be canceled by Target in accordance with the provisions of Section 6.12 and (ii) all then outstanding warrants to purchase Target Stock (the "Target Warrants") will be assumed by Buyer in accordance with the provisions of Section 6.13.

               (e) Dissenters' Rights. Any shares of Target Stock held by shareholders of Target who properly exercise and perfect the dissenters' appraisal rights set forth in Chapter 13 of the GCL ("Dissenting Shares") shall not be converted into the right to receive Buyer Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the provisions of the GCL. Target shall give Buyer prompt notice of any demand received by Target for appraisal of Target Stock, and Buyer shall have the right to control all negotiations and proceedings with respect to such demand. Target agrees that, except with the prior written consent of Buyer or as required under the GCL, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each holder of Dissenting Shares (a "Dissenting Shareholder") who, pursuant to the provisions of the GCL, becomes entitled to payment of the value of shares of Target Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to the provisions of the GCL). In the event that any holder of shares of Target Stock fails to make an effective demand for payment or otherwise loses his or her status as a Dissenting Shareholder, that holder shall thereafter be entitled to the same rights to receive Buyer Common Stock and any cash payment in lieu of fractional shares, in each case without interest thereon, to which such Dissenting Shareholder would have been entitled to under
Section 2.1 and the Merger Agreement.

               (f) Certificate Legends. The shares of Buyer Common Stock to be issued pursuant to this Article II shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. Each certificate evidencing shares of Buyer Common Stock to be issued pursuant to this Article II shall bear the following legend:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

        Section 2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Target Common Stock and Target Preferred Stock for Buyer Common Stock pursuant to the Merger are as follows:

               (a) Exchange Agent. Promptly after the Effective Time, Buyer shall deposit with an exchange agent designated by Buyer (the "Exchange Agent"), for the benefit of the holders of shares of Target Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of Buyer Common Stock issuable pursuant to Section 2.1, less the Escrow Shares (as defined in Section 2.3). The shares of Buyer Common Stock deposited with the Exchange Agent, together with any dividends or distributions with respect thereto, hereinafter shall be referred to as the "Exchange Fund."

               (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Target Stock (a "Target Certificate") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Target Certificates shall pass, only upon delivery of the Target Certificates to the Exchange Agent and shall be in such form and have such other provisions as Buyer and Target may reasonably specify) and (ii) instructions for use in effecting the surrender of the Target Certificates in exchange for certificates representing shares of Buyer Common Stock ("Buyer Certificates"). Upon surrender of a Target Certificate for cancellation to the Exchange Agent (or such other agent or agents as may be appointed by Buyer), together with a duly executed letter of transmittal, the holder of such Target Certificate shall be entitled to receive in exchange therefor a Buyer Certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.1(c) less such shareholder's pro rata portion of the Escrow Shares, and the Target Certificate so surrendered shall immediately be canceled. If any Target Certificate shall have been lost, stolen or destroyed, Buyer may, in its reasonable discretion and as a condition precedent to the issuance of any certificate representing Buyer Common Stock, require the owner of such lost, stolen or destroyed Target Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Buyer may reasonably direct) as indemnity against any claim that may be made against Buyer or the Surviving Corporation with respect to such Target Certificate (such affidavit and bond, if required, together an "Acceptable Affidavit"). In the event of a transfer of ownership of Target Stock which is not registered in the transfer records of Target, a Buyer Certificate representing the proper number of shares of Buyer Common Stock may be issued to a transferee if the Target Certificate representing such Target Stock is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Target Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Buyer Certificate as contemplated by this Agreement.

               (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered

Target Certificate with respect to the shares of Buyer Common Stock represented thereby until the holder of record of such Target Certificate shall surrender such Target Certificate or, in the case of a lost, stolen or destroyed Target Certificate, an Acceptable Affidavit. Subject to the effect of applicable laws, following surrender of any such Target Certificate or Acceptable Affidavit, there shall be paid to the record holder of the Buyer Certificates issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

               (d) No Further Ownership Rights in Target Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of shares of Target Stock in accordance with the terms hereof (including any cash paid pursuant to subsection (c) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Target Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Target Certificates or Acceptable Affidavits are presented to Buyer or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

               (e) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Target Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Buyer. Notwithstanding any other provision of this Agreement, (i) the number of shares to be issued to each holder of shares of Target Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock shall be rounded up to the nearest whole share and
(ii) the number of shares to be issued to each holder of Target Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock shall be rounded to the nearest whole integer.

               (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of Target one year after the Effective Time shall be delivered to Buyer, upon demand, and any shareholders of Target who have not previously complied with this Section 2.2 shall thereafter look only to Buyer for payment of their claim for Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.

               (g) No Liability. Neither Buyer nor Target shall be liable to any holder of shares of Target Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        Section 2.3 Escrow. At the Closing, Buyer will deduct from the number of shares of Buyer Common Stock deliverable to the holders of Target Preferred Stock (whether or not such holders also hold Target Common Stock) pursuant to Section 2.2(b), and will deposit into escrow (the "Escrow") a certificate representing twenty-five percent (25%) of the shares of Buyer Common Stock issuable in the Merger to such holders with respect to the shares of Target Preferred Stock, on a pro rata basis, rounded down to the nearest whole share (the "Escrow Shares"). The Escrow Shares shall be held by Harris Trust and Savings Bank (or such other institution as shall be agreed upon by Buyer and the Shareholder Representative (as defined in Section 9.7)) as escrow agent (the "Escrow Agent"), in accordance with and subject to the provisions of an Escrow Agreement substantially in the form of Annex 2.3 (the "Escrow Agreement"). The Escrow Shares shall be held as (i) a fund from which the Post-Closing Adjustment (as defined in Section 2.4(a)) may be deducted and (ii) collateral for the indemnification obligations under
Article IX of the persons who were holders of Target Preferred Stock immediately prior to the Effective Time.




        Section 2.4 Calculation and Payment of Post-Closing Adjustment.

               (a) Signing Date Balance Sheet, Closing Date Balance Sheet and Liabilities Certificate. As soon as practicable, and no later than fifteen (15) days following the Effective Date, the Shareholder Representative, on behalf of the former Target shareholders, shall cause to be prepared and shall furnish to Buyer (i) a balance sheet of Target as of the date hereof (the "Signing Date Balance Sheet") and (ii) a balance sheet of Target as of the Closing Date (the "Closing Date Balance Sheet"). The Signing Date Balance Sheet and the Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principals ("GAAP") applied on a consistent basis, except for the absence of required footnotes, and shall be certified by the persons who immediately prior to the Effective Time served as the President and Chief Financial Officer of Target, each in their respective official capacity. The Signing Date Balance Sheet and the Closing Date Balance Sheet shall be accompanied by a certificate, certified by such persons (the "Liabilities Certificate"), setting forth (i) a detailed schedule of all liabilities of Target reflected on the Signing Date Balance Sheet, and (ii) a calculation of the "Post-Closing Adjustment" which shall be the amount by which $4,675,000 is exceeded by the amount of the liabilities of Target reflected on the Signing Date Balance Sheet, including, without limitation, "Target's Management Bonus Obligation" which shall be the amount on Annex 2.4(a), and Target Transaction Expenses (as defined in Section 6.16) but excluding (A) any deferred liabilities relating to deferred revenue generated by Target's dealings with Sumitomo Corporation and Targetvision Inc., and (B) financial advisory fees of $225,000 included in the Target Transaction Expenses. Buyer and the Surviving Corporation shall afford the Shareholder Representative and Target's accountants access to Target's books and records for the purpose of preparing the Signing Date Balance Sheet, the Closing Date Balance Sheet and the Liabilities Certificate and calculating the Post-Closing Adjustment.

               (b) Buyer's Review and Approval. Buyer shall have fifteen (15) days after receipt of the Signing Date Balance Sheet, the Closing Date Balance Sheet and the Liabilities Certificate in which to give the Shareholder Representative written notice of any objection

(which notice shall specify the factual basis of such objection and the amount at issue) to the Signing Date Balance Sheet, the Closing Date Balance Sheet, the Liabilities Certificate or the proposed Post-Closing Adjustment. If Buyer does not timely object, the Shareholder Representative's proposed Post-Closing Adjustment shall be deemed to be binding on the parties for purposes of this
Section 2.4.

               (c) Dispute Resolution. If Buyer timely objects to the Signing Date Balance Sheet, the Liabilities Certificate or the Shareholder Representative's proposed Post-Closing Adjustment, the Shareholder Representative shall promptly meet with Buyer and attempt in good faith to reach a resolution of such disagreement. Any such dispute which is not resolved by the Shareholder Representative and Buyer and their respective accountants within fifteen (15) days after delivery of notice of the dispute by Buyer shall, upon written request of either the Shareholder Representative or Buyer delivered to the other party, be submitted for final resolution to an independent certified public accounting firm of national reputation selected jointly by Buyer's independent certified public accountants and an independent certified public accounting firm designated by the Shareholder Representative. Each party shall, within five (5) business days after submission of such dispute, deliver to such accounting firm the information such party wishes to have considered by such firm in making its determination. Such accounting firm shall present its determination or resolution of any dispute within fifteen (15) days after submission of such dispute to the firm. The determination of the Post-Closing Adjustment by such accounting firm shall be binding on the parties for purposes of this Section 2.4. The fees of such accounting firm shall be borne by the party whose position in the dispute with respect to the calculation of the Post-Closing Adjustment is furthest from the final Post-Closing Adjustment as determined by such accounting firm. Any such fees to be borne by Target shall constitute Target Transaction Expenses and shall be added to the Post-Closing Adjustment.

               (d) Post-Closing Adjustment. Within five (5) business days following the determination of the Post-Closing Adjustment pursuant to Section 2.4(b) or 2.4(c), Buyer and the Shareholder Representative shall direct the Escrow Agent to deliver out of the Escrow to Buyer the number of shares of Buyer Common Stock determined by dividing the amount of the Post-Closing Adjustment by $31.9375.

               (e) Effect on Rights of Buyer. No acceptance by Buyer of the Closing Date Balance Sheet or the Liabilities Certificate or any determination of the Post-Closing Adjustment for purposes of this Section 2.4 shall constitute a waiver of any inaccuracies in the representations or warranties of Target contained in this Agreement or limit in any way Buyer's right to assert claims for indemnification pursuant to Article IX, except with respect to any claim(s) relating to the amount of, or requiring adjustment of, the Post-Closing Adjustment.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF TARGET

        Except as set forth in the disclosure schedule (which disclosure schedule shall be organized into numbered sections corresponding with the section numbers of this Agreement) delivered by Target to Buyer on or before the date of this Agreement and attached hereto as Annex 3 (the "Target Disclosure Schedule"), Target represents and warrants to Buyer as follows:

        Section 3.1 Organization, Standing and Power; Qualification; Subsidiaries. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of California; has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted; is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the business, assets (including intangible assets), properties, liabilities (contingent or otherwise), financial condition, operations, or results of operation (a "Material Adverse Effect") of Target; and Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Target has delivered true and correct copies of the Articles of Incorporation and Bylaws of Target, each as amended to date, to Buyer. Target is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.



        Section 3.2 Target Capital Structure.

               (a) The authorized capital stock of Target consists of (i) 20,000,000 shares of Target Common Stock, of which 3,516,954 shares are issued and outstanding and (ii) 8,801,708 shares of Target Preferred Stock, no par value, of which: (A) 800,000 shares are designated as Series A Preferred Stock, all 800,000 of which are issued and outstanding; (B) 400,000 shares are designated as Series C Preferred Stock, all 400,000 of which are issued and outstanding; (C) 2,161,308 shares are designated as Series D Preferred Stock, 2,142,308 of which are issued and outstanding; (D) 1,576,800 shares are designated as Series E Preferred Stock, 1,576,800 of which are issued and outstanding; and (E) 3,520,000 shares are designated as Series F Preferred Stock, 2,100,844 of which are issued and outstanding. The outstanding Target Stock is held of record by those persons set forth in Section 3.2 of the Target Disclosure Schedule (which list sets forth the amount of Target Common Stock and Target Preferred Stock held by each such person and/or entity). All outstanding shares of Target Common Stock and Target Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance with state and federal securities laws, and are subject to no preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound.

               (b) Except as set forth in Section 3.2(a) or Section 3.2 of the Target Disclosure Schedule, and except for the conversion rights of the holders of the outstanding Target Preferred Stock, there are (i) no equity securities of any class of Target or any securities exchangeable into or exercisable for such equity securities issued, reserved for issuance, or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Section 3.2 of the Target Disclosure Schedule sets forth the names of all holders of Target Options and Target Warrants, together with the number of shares of Target Stock for which each such option and warrant may be exercised, and the exercise price and vesting schedule (including acceleration provisions, if any) for each such option and warrant. There are no contracts, commitments or agreements relating to voting, purchase or sale of Target capital stock (i) between or among Target and any of its shareholders or the holders of any Target Options or Target Warrants, or (ii) to Target's knowledge, between or among any Target shareholders or the holders of any Target Options or Target Warrants.

        Section 3.3 Authority; No Conflict; Required Filings and Consents.

               (a) Target has all requisite corporate power and authority to enter into this Agreement and the other documents required to be executed and delivered by Target hereunder, including the Merger Agreement (collectively, the "Target Transaction Documents"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Target Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's shareholders in accordance with the GCL. This Agreement and the other Target Transaction Documents have been duly executed and delivered by Target and constitute the valid and binding obligations of Target, enforceable against Target in accordance with their respective terms, except as such enforceability may be limited (i) by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law and except for the need for Target to obtain shareholder approval for the Merger.

               (b) The execution and delivery by Target of this Agreement and the other Target Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of Target, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, bond, mortgage, indenture, lease, contract or other agreement or obligation to which Target is a party or by which Target or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on Target or to interfere with the consummation by Target of its obligations under this Agreement and the other Target Transaction Documents.

               (c) The outstanding shares of Target Common Stock and Target Preferred Stock are the only shares of Target capital stock entitled to vote with respect to the Merger, and the approval of this Agreement by the holders of a majority of the issued and outstanding shares of Target Common Stock, voting as a separate class, and by the holders of a majority of the issued and outstanding shares of Target Preferred Stock, voting as a separate class, are the only approvals of Target shareholders required for the consummation of the Merger, no other vote of any series or class of Target Stock being required. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (as defined in Section 10.2) is required by or with respect to Target in connection with the execution and delivery of this Agreement or the other Target Transaction Documents or the consummation of the transactions contemplated hereby or thereby except for (i) the filing of the Merger Agreement in accordance with the GCL, (ii) the filing of a certificate of merger in accordance with the DGCL, (iii) items described in Section 3.3 of the Target Disclosure Schedule, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Target or materially and adversely affect the ability of Target to consummate the transactions contemplated by this Agreement in accordance with its terms.

        Section 3.4 Financial Statements. Target has delivered to Buyer copies of (i) its audited financial statements as of, and for the years ended, December 31, 1995 and 1996, (ii) its unaudited financial statements as of, and for the year ended, December 31, 1997 and (iii) its interim financial statements as of, and for the four-month period ended, April 30, 1998 (collectively, with the Target 1997 Audited Financials to be delivered pursuant to Section 6.18, the "Target Financial Statements"). The Target Financial Statements have been, and will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except (in the case of the unaudited financial statements) for the absence of required footnotes. The Target Financial Statements present, and will present, fairly in all material respects the financial position of Target as of the respective dates and the results of Target's operations and cash flows for the periods indicated, except that the interim Target Financial Statements are subject to normal and recurring year-end audit adjustments which will not be material in amount. Target maintains a standard system of accounting established and administered in accordance with GAAP.

        Section 3.5 Absence of Liabilities. Target does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, except for (i) liabilities reflected on Target's balance sheet as of April 30, 1998 ("the Target Balance Sheet"), (ii) the $350,000 indebtedness of Target to Buyer pursuant to that certain Promissory Note dated May 29, 1998,
(iii) liabilities incurred in the ordinary course of business that either are not required to be set forth on the Target Balance

Sheet or were incurred thereafter, and (iv) other liabilities listed in Section
3.5 of the Target Disclosure Schedule.

        Section 3.6 Accounts Receivable. The accounts receivable shown on the Target Balance Sheet arose in the ordinary course of business and have been collected or will be collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts and returns provided for in the Target Balance Sheet. The accounts receivable of Target arising after the date of the Target Balance Sheet and prior to the Closing Date arose, or will arise, in the ordinary course of business and have been collected or will be collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with the past practices of Target. None of such accounts receivables is subject to any valid and material claim of offset or recoupment or counterclaim, and Target has no knowledge of any specific facts that would be likely to give rise to any such claim; no material amount of such accounts receivable are contingent upon the performance by Target of any obligation; and no agreement for deduction or discount has been made with respect to any such accounts receivable.

        Section 3.7 Inventory. The inventories shown on the Target Balance Sheet, or thereafter acquired by Target, consist of items of a quantity and quality usable or salable in the ordinary course of Target's business. Since April 30, 1998, Target has continued to replenish inventories in a normal and customary manner consistent with past practices. Target has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the supplies or component products required for the manufacture, assembly or production of its products. The value at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with GAAP. Due provision has been made on the books of Target, consistent with past practices, to provide for all slow-moving, obsolete, or unusable inventories at their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

        Section 3.8 Absence of Certain Changes or Events. Since December 31, 1997, Target has conducted its business in the ordinary course and in a manner consistent with past practices, and has not:

               (a) to its knowledge, suffered any event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect on Target, excluding all events or occurrences that generally affect other companies in the software business;

               (b) suffered any damage, destruction or loss, whether covered by insurance or not, adversely affecting its properties or business;

               (c) granted any increase in the compensation payable or to become payable by Target to its officers or employees;

               (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares;

               (e) issued any shares of its capital stock or any warrants, rights, or options for, or entered into any commitment relating to such capital stock except for exercises of employee stock options.

               (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

               (g) sold, leased, abandoned or otherwise disposed of any real property or machinery, equipment or other operating property;

               (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset, except for non-exclusive licenses which were granted in the ordinary course of business and in a manner consistent with past practices;

               (i) entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure);

               (j) incurred any liability, except in the ordinary course of business and consistent with past practice;

               (k) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except for liens for current taxes not yet due and purchase money security interests incurred in the ordinary course of business;

               (l) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $10,000 or in the aggregate in excess of $25,000;

               (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its officers, directors or shareholders or any affiliate of any of the foregoing, other than employee compensation and benefits and advances against or reimbursement of employment related business expenses incurred in the ordinary course of business; or

               (n) agreed to take any action described in this Section 3.8 or which to its knowledge would constitute a breach of any of the representations or warranties of Target contained in this Agreement.

        Section 3.9 Taxes.

               (a) As used in this Agreement, the terms "Tax" and, collectively, "Taxes" mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) Target has prepared and timely filed all returns, estimates, information statements and reports required to be filed prior to the Closing Date with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to Target or its operations, and such Returns are true and correct in all material respects.

               (c) Target, as of the Closing Date: (i) will have paid all Taxes shown to be due and payable on such Returns covered by Section 3.9(b) and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

               (d) There is no Tax deficiency outstanding or assessed or, to the best of Target's knowledge, proposed against Target that is not reflected as a liability on the Target Balance Sheet nor has Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (e) Target has no material liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise, except taxes accrued in the ordinary course of Target's business since the Target Balance Sheet.

               (f) Target is not a party to any tax-sharing agreement or similar arrangement with any other party, or any contractual obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

               (g) Section 3.9 of the Target Disclosure Schedule sets forth (i) the date or dates through which the Internal Revenue Service ("IRS") has examined the federal tax returns of Target and the date or dates through which any foreign, state, local or other taxing authority has examined any other Returns of Target, provided that Target knows of such examination or audit, (ii) a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Target, (iii) a list of each tax case of Target currently pending in audit, at the administrative appeals level or in litigation and (iv) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to Target within the last twelve (12) months if such notice, assessment or report is known to Target. Except as set forth in Section 3.9 of the Target Disclosure Schedule, to Target's knowledge neither the IRS nor any foreign, state, local or other taxing authority has, since Target's inception, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Target. To the knowledge of

Target, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth on Section 3.9 of the Target Disclosure Schedule.

               (h) There is no contract, agreement, plan or arrangement to which Target is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement or any transaction contemplated hereby, covering any employee or former employee of Target that, individually or collectively, that could give rise to the payment of any amount that would not be deductible pursuant to Sections 280(G), 404 or 162(m) of the Code.

        Section 3.10 Tangible Assets and Real Property.

               (a) Target owns or leases all tangible assets and properties which are reasonably necessary for the conduct of its business as currently conducted or which are reflected on the Target Balance Sheet or acquired since the date of the Target Balance Sheet ("the Material Tangible Assets"). The Material Tangible Assets are in good operating condition and repair.

               (b) Target has good and marketable title to all Material Tangible Assets that it owns, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for liens for current taxes not yet due and payable and purchase money security interests.

               (c) Assuming the due execution and delivery thereof by the other parties thereto, all leases of Material Tangible Assets to which Target is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to Buyer.

               (d) Target owns no real property. The Target Disclosure Schedule sets forth a true and complete list of all real property leased by Target. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies all such of real property leases have been provided to Buyer.

        Section 3.11 Intellectual Property.

               (a) Target owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, and any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials that are material to the conduct of the business of Target as currently conducted (all of which are referred to as the "Target Intellectual Property Rights").

               (b) Section 3.11 of the Target Disclosure Schedule contains an accurate and complete description of (i) all patents and patent applications and all registered trademarks, trade names, service marks and copyrights included in the Target Intellectual Property Rights, including the jurisdictions in which each such Target Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed,
(ii) all licenses, sublicenses, distribution agreements and other agreements to which Target is a party and pursuant to which any person is granted rights with respect to any Target Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of Target (a "Target Product") or any adaptation, translation or derivative work based on any Target Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which Target is a party and pursuant to which Target is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("Licensed Intellectual Property"), except for freely transferable "shrink wrap" software for which no royalties are currently owed or in the future may be owed, (iv) all joint development agreements to which Target is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which Target has obtained funding for research and development activities.

               (c) Target is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Target Intellectual Property Rights or Licensed Intellectual Property.

               (d) Target (i) has not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; (ii) has not received any communications alleging that the Company has violated, or by conducting its business as proposed, would violate any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; (iii) has no reason to believe that the manufacturing, marketing, licensing or sale of any Target Product or the provision of services in the course of Target's business infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and (iv) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Target Intellectual Property Rights or Licensed Intellectual Property.

               (e) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any Target Product at any stage of its development or created in the course of providing services to customers of Target (the "Target Components") were written, developed and created solely and exclusively by employees of Target without the assistance of any third party or were created by third parties who assigned ownership of their rights with respect thereto to Target by means of valid and enforceable agreements, copies of which have been provided to Buyer. Target has at all times used commercially reasonable efforts to treat the Target Products and Target Components as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by their release into the public domain.

               (f) Each person currently or formerly employed by Target (including independent contractors, if any) that has or had access to confidential information of Target has executed and delivered to Target a confidentiality and non-disclosure agreement in the form previously provided to Buyer. Each person currently or formerly employed by Target (including independent contractors, if any) has executed and delivered to Target an inventions agreement in the form previously provided to Buyer. To Target's knowledge, neither the execution or delivery of any such agreement, nor the carrying on of Target's business as currently conducted and as currently proposed to be conducted by any such person, as an employee or independent contractor, has conflicted or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

        Section 3.12 Bank Accounts. Section 3.12 of the Target Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which Target presently maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

        Section 3.13 Contracts.

               (a) Except as set forth in Section 3.13 of the Target Disclosure Schedule, Target is not a party or subject to any agreement, obligation or commitment, written or oral:

                   (i) that calls for any fixed and/or contingent payment or expenditure or any related series of fixed and/or contingent payments or expenditures by or to Target totaling more than $25,000 in any calendar year;

                   (ii) with agents, advisors, salesmen, sales representatives, independent contractors or consultants that are not cancelable by it on no more than thirty (30) days' notice and without liability, penalty or premium;

                   (iii) that restricts Target from carrying on anywhere in the world its business or any portion thereof as currently conducted;

                   (iv) to provide funds to or to make any investment in any other person or entity (in the form of a loan, capital contribution or otherwise);

                   (v) with respect to obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

                   (vi) for any line of credit, standby financing, revolving credit or other similar financing arrangement;

                   (vii) with any distributor, original equipment manufacturer, value added remarketer or other person for the distribution of any of the Target Products; or

                   (viii) that is otherwise material to the business or financial results of operations of Target.

               (b) To Target's knowledge, no party to any contract, agreement or instrument described in Section 3.10(c), 3.10(d) or 3.13(a) has expressed its intention to cancel, withdraw, modify or amend such contract, agreement or instrument.

               (c) Target is not in material default under or in material breach or violation of, nor is there any valid basis for any claim of material default by Target under, or material breach or violation by Target of, any contract, commitment or restriction to which Target is a party or by which Target or any of its properties or assets is bound or affected. To Target's knowledge, no other party is in material default under or in material breach or violation of, nor, to Target's knowledge, is there any valid basis for any claim of material default by any other party under, or any material breach or violation by any other party of, any contract, commitment, or restriction to which Target is a party or by which Target or any of its properties or assets is bound or affected.

        Section 3.14 Labor Difficulties. Target is not engaged in any unfair labor practice or in violation of any applicable laws respecting employment, employment practices or terms and conditions of employment. There is no unfair labor practice complaint against Target pending, or to Target's knowledge threatened, before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage pending, or to Target's knowledge threatened, against Target. To Target's knowledge, Target is not now and has never been subject to any union organizing activities. Target has never experienced any work stoppage or other labor difficulty. To Target's knowledge, except as set forth in Section
3.14 of the Target Disclosure Schedule, no Target employees intend to leave their employment, whether as a result of the transactions contemplated by this Agreement or otherwise.

        Section 3.15 Trade Regulation. Target has not terminated its relationship with or refused to ship Target Products to any dealer, distributor, third party marketing entity or customer which had theretofore paid or been obligated to pay Target in excess of $10,000 over any consecutive twelve (12) month period. To Target's knowledge, all of the prices charged by Target in connection with the marketing or sale of any Target products or services have been in compliance with all applicable laws and regulations. No claims have been asserted or, to Target's knowledge, threatened against Target with respect to the wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to Target's knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim.

        Section 3.16 Environmental Matters.

               (a) No material amount of any substance that has been designated by applicable law or regulation to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (a "Hazardous Material"), excluding office, janitorial and other supplies held in very limited quantities, is present, as a result of the actions of Target or, to Target's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that Target has at any time owned, operated, occupied or leased. To Target's knowledge, no underground storage tanks are present under any property that Target has at any time owned, operated, occupied or leased.

               (b) At no time has Target transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law, rule, regulation or treaty promulgated by any Governmental Entity (collectively, "Hazardous Materials Activities").

               (c) Target currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its business as such businesses is currently being conducted.

               (d) No action, proceeding, writ, injunction or claim is pending or, to the best of Target's knowledge, threatened concerning any Environmental Permit or any Hazardous Materials Activity of Target. Target is not aware of any fact or circumstance which could involve Target in any material environmental litigation or impose upon Target any material liability concerning Hazardous Materials Activities.

        Section 3.17 Employee Benefit Plans.

               (a) Section 3.17 of the Target Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) ("ERISA"), (ii) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and (iii) all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Target or any trade or business (whether or not incorporated) which is a member or which is under common control with Target within the meaning of Section 414 of the Code ("Target's Controlled Group") (together, the "Target Employee Plans").

               (b) With respect to each Target Employee Plan, Target has provided to Buyer true and correct copies of (i) all documents enbodying such Target Employee Plan, including all amendments thereto, and (ii) each trust agreement, group annuity contract and other agreement, if any, relating to such Target Employee Plan.

               (c) With respect to the Target Employee Plans, individually and in the aggregate, no event has occurred, and to the best of Target's knowledge, there exists no condition or set of circumstances in connection with which Target could be subject to any material liability.

               (d) With respect to the Target Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves on the financial statements or books of Target.

               (e) Target is not a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Target, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Target of the nature contemplated by this Agreement, (iii) agreement with any officer of Target providing any term of employment or compensation guarantee extending for a period longer than six months from the date hereof or for the payment of compensation in excess of $60,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

               (f) Target has performed in all material respects all obligations required to be performed by it under, is not in material default or violation of, and has no knowledge of any default or violation by any other party to, each Target Employee Plan, and each Target Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including but not limited to applicable provisions of ERISA and the Code. Each Target Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to such plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Target Employee Plan. There are no actions, suits or claims pending, or, to the knowledge of Target, threatened or reasonably anticipated (other than routine claims for benefits) against any Target Employee Plan or against the assets of any Target Employee Plan. Each Target Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without liability to Buyer, Target or any of its affiliates (other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries or proceedings pending or, to the knowledge of Target, threatened by the IRS or the U.S. Department of Labor with respect to any Target Employee Plan. Neither Target nor any affiliate of Target is subject to any penalty or tax with respect to any Target Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code. Each Target Employee Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) and subject to the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA"), has been maintained in all material respects in compliance with its terms and conditions and has complied in all material respects with the Code and ERISA, including the continuation coverage requirements of COBRA, and such plan is not subject to any damages, penalties, or excise taxes arising out of or in connection with COBRA. Neither Target nor any member of Target's Controlled Group is or could be liable for an excise tax under Section 4980 B of the Code in connection with any employee plan maintained by a member of Target's Controlled Group.

               (g) Target does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any pension plan within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code. At no time has Target contributed to or been requested to contribute to any multiemployer plan as defined in Section 3(37) of ERISA.

        Section 3.18 Compliance with Laws. Target has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any statute, law or regulation applicable to the ownership or operation of its business, including, without limitation, United States statutes, laws and regulations governing the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States.

        Section 3.19 Employees and Consultants. Section 3.19 of the Target Disclosure Schedule contains a list of the names of all present employees and consultants of Target, their salaries or wages, other compensation and dates of employment and positions.

        Section 3.20 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, or to Target's knowledge, threatened, against Target or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against Target or, to Target's knowledge, any of its directors or officers (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target.

        Section 3.21 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Target, any acquisition of property by Target, or the conduct of business by Target as currently conducted or as currently proposed to be conducted.

        Section 3.22 Governmental Authorization. Target has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the business of Target as currently conducted (collectively, the "Target Authorizations"), and all such Target Authorizations are in full force and effect.

        Section 3.23 Insurance. Section 3.23 of the Target Disclosure Schedule contains a list and description of all insurance policies of Target. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and Target is otherwise in compliance with the terms of such policies. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        Section 3.24 Indemnification Claims. Section 3.24 of the Target Disclosure Schedule sets forth a list of all persons who are parties to director, officer and/or employee indemnification agreements with Target (the "Indemnification Agreements"). Except as set forth in Section 3.24 of the Target Disclosure Schedule, there are no outstanding claims under any of the Indemnification Agreements or under any indemnification rights granted pursuant to the Articles of Incorporation or Bylaws of Target (as currently in effect); and to Target's knowledge, there are no facts or circumstances that either now, or with the passage of time, could reasonably be expected to provide a basis for a claim under any such Indemnification Agreement or under any indemnification rights granted pursuant to the Articles of Incorporation or Bylaws of Target.

        Section 3.25 No Brokers. Except as set forth in Section 3.25 of the Target Disclosure Schedule, Target is not obligated for the payment of fees or expenses of any broker, finder or other person in connection with the origination, negotiation or execution of this Agreement or the other Target Transaction Documents or any transaction contemplated hereby or thereby. Target agrees to indemnify and hold Buyer and its affiliates harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses.

        Section 3.26 Real Property Holding Corporation. Target is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

        Section 3.27 Payments Resulting from Mergers. Neither the consummation nor announcement of any transaction contemplated by this Agreement will (either alone or upon the occurrence of any additional or further acts or events) result in any material payment (whether of severance pay or otherwise) becoming due from Target to any director, officer, employee or former employee thereof under
(i) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee or any plan, agreement or understanding similar to any of the foregoing, or any "rabbi trust" or similar arrangement, or (ii) material benefit under any Target Employee Plan being established or becoming accelerated, vested or payable.

        Section 3.28 Interested Party Transactions. To the knowledge of Target, no director, officer or shareholder of Target has any interest in (i) any material equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any of the Target Intellectual Property Rights, used in connection with or pertaining to the business of Target, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the Target Products, (iii) any entity that competes with Target, or with which Target is affiliated or has a business relationship, or (iv) any agreement, obligation or commitment, written or oral, to which Target is a party; provided, however, that no such person shall be deemed to have any interest described in clauses (i) through
(iv) of this Section 3.28 solely by virtue of such person's ownership of less than five percent (5%) of the outstanding stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a recognized stock exchange or on any of the Nasdaq Stock Markets.

        Section 3.29 No Existing Discussions. As of the date hereof, Target is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.1).

        Section 3.30 Corporate Documents. Target has furnished to Buyer, or its representatives, for its examination (i) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the Board of Directors and any committees thereof and (ii) all permits, orders, and consents issued by any Governmental Entity with respect to Target. The corporate minute books and other corporate records of Target are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction. Target has delivered or made available to Buyer or its representatives true and complete copies of all documents which are referred to in this Article III or in the Target Disclosure Schedule.

        Section 3.31 No Misrepresentation. No representation or warranty by Target in this Agreement, and no statement, certificate or schedule furnished or to be furnished by or on behalf of Target pursuant to this Agreement, when taken together, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB

        Except as set forth in the disclosure schedule delivered by Buyer to Target on or before the date of this Agreement and attached hereto as Annex 4 (the "Buyer Disclosure Schedule"), or in the Buyer SEC Reports (as defined in
Section 4.4), Buyer and Sub represent and warrant to Target as follows:

        Section 4.1 Organization. Each of Buyer, Sub and Buyer's other Subsidiaries (as defined in Section 10.2) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole, or on Sub alone.

        Section 4.2 Buyer Capital Structure.

               (a) The authorized capital stock of Buyer consists of 50,000,000 shares of Buyer Common Stock, $0.001 par value, and 2,000,000 shares of preferred stock, $0.001 par value ("Buyer Preferred Stock"). As of June 9, 1998:
(i) 25,839,855 shares of Buyer Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) no shares of Buyer Common Stock were held in the treasury of Buyer or by Subsidiaries of Buyer; (iii) approximately 3,059,987 shares of Buyer Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under Buyer's stock option plans (the "Buyer Option Plans") and rights outstanding under Buyer's employee stock purchase plan (the "Buyer Purchase Plan") and (iv) 1,645,600 shares of Buyer Common Stock were reserved for issuance upon conversion of Buyer's outstanding 4 3/4% convertible subordinated notes due 2002. As of the date of this Agreement, none of the shares of Buyer Preferred Stock are issued and outstanding. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.001 per share ("Sub Common Stock"), of which one hundred 100 shares are or will be issued and outstanding as of the Closing Date. All of the outstanding shares of capital stock of Sub are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Buyer free and clear of all security interests, liens, claims, pledges, agreements, limitations on Buyer's voting rights, charges or other encumbrances of any nature.

               (b) Except as set forth in Section 4.2(a) or as reserved for future grants of options under the Buyer Option Plans or the Buyer Purchase Plan, there are (i) no equity securities of any class of Buyer, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Buyer is a party or by which it is bound obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Buyer or obligating Buyer to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the knowledge of Buyer, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Buyer.

               (c) The shares of Buyer Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, and nonassessable, and free of and not subject to any preemptive rights or rights of first refusal and (subject to the accuracy of representations and warranties to be obtained from Target shareholders) will be issued in compliance with all state and federal securities laws.

        Section 4.3 Authority; No Conflict; Required Filings and Consents.

               (a) Buyer and Sub have all requisite corporate power and authority to enter into this Agreement and the other documents required to be executed and delivered by Buyer or Sub hereunder (collectively, the "Buyer Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Buyer Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and Sub, respectively. This Agreement and the Buyer Transaction Documents to which they are parties have been duly executed and delivered by Buyer and Sub and constitute the valid and binding obligations of Buyer and Sub, respectively, enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

               (b) The execution and delivery by Buyer and Sub of this Agreement and the other Buyer Transaction Documents do not, and the consummation of the transactions contemplated hereby or thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Buyer or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or Sub or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole, and that would not interfere with the consummation by Buyer or Sub of its obligations under this Agreement and the other Buyer Transaction Documents.

               (c) The outstanding shares of Sub Common Stock are the only shares of Sub capital stock entitled to vote with respect to the Merger, and the approval of this Agreement by the holders of a majority of the issued and outstanding shares of Sub Common Stock is the only approval of Sub shareholders required for the consummation of the Merger. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its subsidiaries in connection with the execution and delivery of this Agreement or the other Buyer Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Merger Agreement in accordance with the CGL, (ii) the filing of a certificate of merger in accordance with the DGCL, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole, or on Sub alone.

        Section 4.4 SEC Filings; Financial Statements.

               (a) Buyer has filed and made available to Target all forms, reports and documents required to be filed by Buyer with the SEC since December 31, 1995 other than registration statements on Form S-8 (collectively, the "Buyer SEC Reports"). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Buyer's Subsidiaries is required to file any forms, reports or other documents with the SEC.

               (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly presented or will present in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements do not contain notes and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of Buyer as of March 31, 1998 is referred to herein as the "Buyer Balance Sheet."

               (c) The Buyer SEC Reports, this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered to Target pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

        Section 4.5 Absence of Undisclosed Liabilities. Except as disclosed in writing to Target or as otherwise disclosed in the Buyer SEC Reports, Buyer and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole, or on Sub alone other than (i) liabilities reflected in the Buyer Balance Sheet, (ii) liabilities specifically described in this Agreement, and (iii) normal or recurring liabilities incurred since March 31, 1998, in the ordinary course of business consistent with past practices.

        Section 4.6 Absence of Certain Changes or Events. Since March 31, 1998, Buyer has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been: (i) any event or occurrence that has had a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole, or on Sub alone; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Buyer having a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole, or on Sub alone; (iii) any material change by Buyer in its accounting methods, principles or practices to which Target has not previously consented in writing; or (iv) any revaluation by Buyer of any of its assets having a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole, or on Sub alone.

        Section 4.7 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

        Section 4.8 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or to the knowledge of Buyer, threatened, against Buyer or Sub which is reasonably likely to have a Material Adverse Effect on Buyer and its subsidiaries, taken as a whole, or on Sub alone, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.





                                    ARTICLE V

                               CONDUCT OF BUSINESS

        Section 5.1 Covenants of Target by Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent that Buyer shall otherwise consent or request, in each case in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees; provided, however, that with the prior written consent of Buyer, which shall not be unreasonably withheld, Target may reduce its workforce, so long as Target does not terminate any officer or key employee listed on Annex 6.13, which officers and key employees Buyer desires to retain after the Effective Time, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. Target shall promptly notify Buyer of any event or occurrence not in the ordinary course of business of Target where such event or occurrence would result in a breach of any covenant of Target set forth in this Agreement or cause any representation or warranty of Target set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, Target shall not, without the prior written consent of Buyer:

               (a) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Target Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

               (b) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

               (c) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (except upon the exercise or conversion of securities outstanding on the date of this Agreement);

               (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than acquisitions involving aggregate consideration of not more than $10,000 and inventory purchased in the ordinary course of business consistent with past practices;

               (e) sell, lease, license or otherwise dispose of any of its properties or assets except for transactions entered into in the ordinary course of business consistent with past practice;

               (f) take any action to: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, (ii) grant any severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

               (g) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

               (h) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit in the ordinary course of business consistent with past practice;

               (i) amend or propose to amend its Articles of Incorporation or Bylaws;

               (j) incur or commit to incur any individual capital expenditure other than the existing commitments set forth in the Target Disclosure Schedule;

               (k) enter into or amend any agreements pursuant to which any third party is granted exclusive marketing or manufacturing rights with respect to any Target Product;

               (l) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

               (m) waive or release any material right or claim, except in the ordinary course of business; provided, however, that Target shall not be required under this clause (m) to exercise any right of repurchase it may have to reacquire shares of Target Stock held by directors, officers, employees or consultants who terminate their employment with the Target;

               (n)    initiate any litigation or arbitration proceeding;

               (o) accelerate, amend or change the period of exercisability of any options or restricted stock granted to employees of Target or authorize cash payments in exchange for any options granted under any of such plans; provided, however, Target may adopt procedures for acceleration of vesting of all outstanding options and awards under its 1997 Equity Incentive Plan on terms consistent with the existing provisions of such Plan;

               (p) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency;

               (q) change any of Target's accounting policies and practices, except such changes as may be required in the reasonable opinion of Target's management to respond to economic or market conditions or as may be required by the rules of the Institute of Certified Public Accountants or Financial Accounting Standards Board or by applicable governmental authorities;

               (r)    change its personnel policies;

               (s) grant any person a power of attorney or similar authority; or

               (t) agree in writing or otherwise to take, any of the actions described in subsections (a) through (s) above, or any action which is reasonably likely to make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

        Section 5.2 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Buyer and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity whether or not in connection with this Agreement, the Merger and the other transactions contemplated hereby.

                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

        Section 6.1 No Solicitation.

               (a) From and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Target shall not, directly or indirectly through any officer, director, employee, representative or agent of Target or otherwise, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Target other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal.

               (b) Target shall notify Buyer immediately (and no later than 24 hours) after receipt by Target (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Target by any person or entity that informs Target that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

        Section 6.2 Approval of Shareholders. Target shall promptly after the date hereof take all action necessary in accordance with the law of the State of California and its Articles of Incorporation to seek the approval of the Merger by Target shareholders as soon as possible. As promptly as practicable after the execution of this Agreement, subject to the review and approval of Buyer, Target shall prepare and, after receiving the authorization of Buyer, distribute an information statement (the "Information Statement") to its shareholders for the purpose of soliciting approval of the Merger by the Target shareholders. The Information Statement shall include the recommendation of the Board of Directors of Target in favor of the Merger and this Agreement. Target and Buyer represent and warrant to the other that the respective information supplied by Target and Buyer for inclusion in the Information Statement to be sent to the shareholders of Target shall not, on the date the Information Statement is first mailed to the shareholders of Target, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to the Target shareholders which has become false or misleading. If at any time prior to the Effective Time any event relating to Target or any of its Affiliates, officers or directors should be discovered by Target which should be set forth in a supplement to the Information Statement, Target shall promptly inform Buyer. If at any time prior to the Effective Time any event relating to Buyer or any of its officers or directors should be discovered by Buyer which should be set forth in a supplement to the Information Statement, Buyer shall promptly inform Target. From the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Buyer shall deliver to Target, promptly after their filing with the SEC, each Buyer SEC Report, including without limitation each report on Form 8-K filed by Buyer. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Information Statement, Target shall promptly inform Buyer of such occurrence and cooperate in mailing to shareholders of Target, such amendment or supplement. Target shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger.

        Section 6.3 Consents. Each of Buyer and Target shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under its respective material agreements, contracts, licenses and leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

        Section 6.4 Access to Information. Upon reasonable notice, Target shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, reasonable access, during normal business hours during the period prior to the earlier of the termination of this Agreement or the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Target shall furnish promptly to Buyer (i) a copy of each report, schedule, registration statement and other document filed by it with or received by it from any Governmental Entity and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Buyer shall ensure that each person receiving such access to Target information or properties, or requesting documents as provided herein, shall be bound by the Joint Confidentiality Agreement by and between Buyer and Target dated June 18, 1998, pertaining to the use and disclosure of such Target information.

        Section 6.5 Legal Conditions to Merger. Each of Buyer and Target will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them in connection with the Merger. Each of Buyer and Target will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by Target, Buyer or Sub in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

        Section 6.6 Public Disclosure. Except with the prior written consent of Buyer, Target shall issue no press release or other public statement with respect to the Merger or this Agreement. Prior to the Effective Time, Buyer shall not make, or cause to be made, any press release or public announcement in respect of this Agreement or the transaction contemplated hereby without prior consultation with Target, subject to Buyer's obligations to comply with applicable securities laws and NASD listing requirements.

        Section 6.7 Nasdaq National Market Listing. Buyer agrees to file with the Nasdaq National Market (the "NNM") prior to the Effective Time a Notification Form for Listing of Additional Shares with respect to shares of Buyer Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

        Section 6.8 Tax-Free Reorganization. Buyer and Target shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

        Section 6.9 Tax Certificates. Buyer and Target each agree to deliver an executed tax certificate to the other and its counsel in the form attached hereto as Annex 6.9, which certificate makes certain representations and warranties regarding the intended tax-free nature of the Merger and Buyer's intentions regarding the conduct of the business of the Surviving Corporation following the Merger.



        Section 6.10         Indemnification.

               (a) From and after the Effective Time, Buyer agrees that it will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Target pursuant to any indemnification provisions contained in Target's Articles of Incorporation or Bylaws with respect to Target's respective directors and officers (the "Target Indemnified Parties") existing prior to the date hereof. From and after the Effective Time, such obligations shall be the joint and several obligations of Buyer and the Surviving Corporation and, by executing this Agreement, Buyer hereby assumes such obligations. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Articles of Incorporation and Bylaws of Target, which provisions will not be amended, repealed or otherwise modified from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Target, unless such modification is required by law.

               (b) In the event of any claim, action, suit, proceeding or investigation to which paragraph (a) applies, (i) any counsel retained by the Target Indemnified Parties from any period after the Effective Time will be reasonably satisfactory to the Surviving Corporation and Buyer, (ii) subject to the provisions, of Target's Articles of Incorporation and Bylaws, and applicable law, after the Effective Time, the Surviving Corporation or Buyer will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the

Surviving Corporation and Buyer will cooperate in the defense of any matter; provided, however, that neither Buyer nor the Surviving Corporation will be liable for any settlement effected without the Surviving Corporation's or Buyer's written consent (which consent will not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Target Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Target Indemnified Parties.

               (c) This Section 6.10 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Target, the Surviving Corporation and the persons who are or were directors or officers of Target on or prior to the Effective Time, and will be binding on all successors and assigns of the Surviving Corporation.

        Section 6.11 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

        Section 6.12         Stock Options.

               (a) At the Effective Time, each outstanding Target Option which is unexercised, whether vested or unvested, shall be canceled by Target in accordance with the provisions of Target's 1995 Stock Option Plan.

               (b) Buyer agrees that, at the Effective Time, it shall irrevocably offer to grant options to purchase an aggregate of at least 211,500 shares of Buyer Common Stock to the persons, and in the share amounts, listed on Annex 6.12 (the "New Options"). Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock to enable the exercise of the New Options in full. Buyer agrees that the Buyer Common Stock issuable with respect to the New Options shall have been registered prior to the Effective Time, or as promptly as practicable (and in any event no later than thirty (30) days after the Effective Time) shall be registered, pursuant to a registration statement on Form S-8.

        Section 6.13 Target Warrants. At the Effective Time, each outstanding Target Warrant shall be deemed to constitute a warrant (an "Assumed Warrant") to acquire, on the same terms and conditions as were applicable under the Target Warrant, such number of shares of Buyer Common Stock as the holder of such Target Warrant would have been entitled to receive pursuant to the Merger (giving effect to the Post-Closing Adjustment) had such holder exercised such Target Warrant in full immediately prior to the Effective Time (rounded down to the nearest whole share), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price per share of Target Stock purchasable pursuant to such Target Warrant immediately prior to the Effective Time divided by (ii) the number of full shares of Buyer Common Stock deemed purchasable pursuant to such Assumed Warrant in accordance with the foregoing.

        Section 6.14 Stock Grants.

               (a) Buyer agrees that, at the Effective Time, it shall irrevocably (i) grant an aggregate of 39,865 shares of Buyer Common Stock (the "Stock Grants") and (ii) pay cash bonuses (the "Cash Bonuses") to the persons, and in the share and dollar amounts, listed and described on Annex 6.14.

               (b) Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock to enable the issuance of the Stock Grants in full. Buyer agrees that the Buyer Common Stock issuable in the Stock Grants shall have been registered prior to the Effective Time, or as promptly as practicable (and in any event no later than thirty (30) days after the Effective Time) shall be registered, pursuant to a registration statement on Form S-8.

        Section 6.15 Registration of Buyer Common Stock.

               (a) Buyer shall use all reasonable efforts to cause the Buyer Common Stock issued in exchange for Target Stock and Buyer Common Stock issuable upon exercise of the Target Warrants (collectively, "Registrable Buyer Common Stock") to be registered under the Securities Act so as to permit the resale thereof, and in connection therewith shall prepare and file with the SEC within forty five (45) days following the Closing, and shall use all reasonable efforts to cause to become effective no later than ninety (90) days following the Closing, a registration statement (the "Registration Statement") on Form S-3 or on such other form as is then available under the Securities Act covering such Buyer Common Stock; provided, however, that each holder of such Buyer Common Stock shall provide all such information and materials to Buyer and take all such action as may be required in order to permit Buyer to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement. Such provision of information and materials is a condition precedent to the obligations of Buyer pursuant to this
Section 6.15. Buyer shall not be required to effect more than one (1) registration under this Section 6.15. The offering made pursuant to such registration shall not be underwritten.

               (b) Notwithstanding the provisions of Section 6.15(a), Buyer shall be entitled to a one-time postponement of the declaration of effectiveness of the Registration Statement prepared and filed pursuant to Section 6.15(a) for a period of time up to forty-five (45) calendar days after the deadline therefor set forth in Section 6.15(a), if the Board of Directors of Buyer, acting in good faith, determines that there exists material nonpublic information about Buyer which the Board does not wish to disclose in a registration statement, which information would otherwise be required by the Securities Act to be disclosed in the Registration Statement to be filed pursuant to Section 6.15(a) above.

               (c) Subject to the limitations of Section 6.15(b), Buyer shall:
(i) prepare and file with the SEC the Registration Statement in accordance with
Section 6.15(a) with respect to the shares of Registrable Buyer Common Stock and shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after filing and to keep the Registration Statement effective until the earlier of (A) one (1) year after the Effective Time or (B) such time as the shares of Registrable Buyer Common Stock can be sold without compliance with the registration requirements of the Securities Act; (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in the Registration Statement during such period; and (iii) furnish to each holder of Registrable Buyer Common Stock such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each such holder may reasonably request in order to effect the offering and sale of the shares of such Registrable Buyer Common Stock, but only so long as Buyer shall be required under the provisions hereof to cause the Registration Statement to remain effective.

               (d) Notwithstanding any other provision of this Section 6.15 but subject to Section 6.15(e), Buyer shall have the right at any time to require that all holders suspend open market offers and sales of Registrable Buyer Common Stock whenever, and for so long as, in the reasonable judgment of Buyer in good faith after consultation with counsel, there is or may be in existence material undisclosed information or events with respect to Buyer (the "Suspension Right"). In the event Buyer exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Buyer and its stockholders or until such time as the information or event is no longer material, each as determined in good faith by Buyer after consultation with counsel. Buyer will use all reasonable efforts to limit the length of any such suspension to thirty (30) calendar days or less.

               (e) If any holder of Registrable Buyer Common Stock shall propose to sell any Registrable Buyer Common Stock pursuant to the Registration Statement, it shall notify the General Counsel of Buyer of its intent to do so (including the proposed manner and timing of all sales) at least three (3) full trading days prior to such sale, and the provision of such notice to Buyer shall conclusively be deemed to reestablish and reconfirm an agreement by such holder to comply with the registration provisions set forth in this Agreement. Unless otherwise specified in such notice, such notice shall be deemed to constitute a representation that any information previously supplied by such holder expressly for inclusion in the Registration Statement (as such information may have been superseded by information provided subsequently) is accurate as of the date of such notice. At any time within such three (3) trading day period, Buyer may refuse to permit such holder to resell any Registrable Buyer Common Stock pursuant to the Registration Statement; provided, however, that in order to exercise this right, Buyer must deliver a certificate in writing to such holder to the effect that a delay in such sale is necessary because a sale pursuant to the Registration Statement in its then current form without the addition of material, non-public information about Buyer could constitute a violation of the federal securities laws; and provided further, that Buyer will use all reasonable efforts to limit any such delay to as short a period as practicable and agrees to notify such holder promptly upon termination of the suspension. Notwithstanding anything to the contrary in this Agreement, Buyer will ensure that in any event such holders of Registrable Buyer Common Stock shall have at least thirty (30) trading days (prorated for partial quarters) available to sell Buyer Common Stock during each calendar quarter (or portion thereof) after the effectiveness of the Registration Statement until the first anniversary of the Effective Time. For any offer or sale of any of Registrable Buyer Common Stock by a holder of Registrable Buyer Common Stock in a transaction that is not exempt under the Securities Act, the holder, in addition to complying with any other federal securities laws, shall deliver a copy of the final prospectus (or amendment of or supplement to such prospectus) of Buyer covering the Registrable Buyer Common Stock in the form furnished to such holder by Buyer to the purchaser of any of the Registrable Buyer Common Stock on or before the settlement date for the purchase of such Registrable Buyer Common Stock.

               (f) Buyer will indemnify each holder of Registrable Buyer Common Stock, each of its officers and directors and partners, and each person controlling such holder within the meaning of Section 15 of the Securities Act against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any registration, qualification or compliance effected pursuant to this Section 6.15, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation or any alleged violation by Buyer of any rule or regulation promulgated under the Securities Act or the Exchange Act in connection with any such registration, qualification or compliance, and Buyer will reimburse each such holder, each of its officers and directors, and each person controlling such holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred; provided, however, that Buyer will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Buyer by such holder or controlling person for use therein.

               (g) Each holder of Registrable Buyer Common Stock will, if Registrable Buyer Common Stock held by such holder is included in the securities as to which such registration is being effected, indemnify Buyer, each of its directors and officers, each person who controls Buyer within the meaning of
Section 15 of the Securities Act, and each other such holder of Registrable Buyer Common Stock, each of its officers and directors and each person controlling such holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Buyer, such other holders of Registrable Buyer Common Stock, directors, officers, persons or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Buyer by such holder for use therein.

               (h) Each party entitled to indemnification under Section 6.15(f) or 6.15(g) (for purposes of this Section 6.15, the "Indemnified Party") shall give notice to the party required to provide indemnification (for purposes of this Section 6.15, the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to differing or potentially differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section 6.15(f) or 6.15(g) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

               (i) Buyer shall pay all of the out-of-pocket expenses, other than underwriting discounts and commissions, if any, incurred in connection with any registration of Registrable Buyer Common Stock pursuant to this Section 6.15, including, without limitation, all registration and filing fees, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of Buyer's outside counsel and independent accountants.

        Section 6.16 Expenses. The parties shall each pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated. In the event the

Merger is consummated, all legal, accounting and financial advisory fees and other out-of-pocket expenses incurred by Target relating to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated, (including the termination of the Target 401(k) Plan) and, in all cases, including such expenses incurred between the date hereof and the Closing Date (the "Target Transaction Expenses") shall be borne by the Surviving Corporation, subject to the Post-Closing Adjustment pursuant to Section 2.4.

        Section 6.17 Employee Arrangements.

               (a) Buyer shall offer, or cause the Surviving Corporation to offer, employment with the Surviving Corporation after the Closing to all of the employees of Target listed on Annex 6.17 hereto. All such Target employees accepting employment with the Surviving Corporation shall be eligible for substantially similar employee benefits, on substantially similar terms, as other employees of Buyer of comparable rank and length of service. In determining eligibility for benefits which depend on length of service, Buyer shall provide each such Target employee with full credit for the period of such employee's service with Target (other than with respect to options, if any, granted by Buyer to such Target employees). Except as set forth in this Section 6.17, the terms of employment of such Target employees shall be determined by agreement of Buyer (or the Surviving Corporation, as the case may be) and each such employee, provided that such terms of employment include (i) the New Options and Cash Bonuses set forth as provided in Section 6.12 and (ii) the Stock Grants as set forth in Section 6.14.

               (b) Buyer shall offer, or cause the Surviving Corporation to offer, continued group health coverage pursuant to COBRA to those individuals receiving COBRA coverage through Target Employee Plans immediately prior to the Closing. With respect to those employees of Target who participate immediately prior to the Closing in Target Employee Plans (and any dependents of such employees that participate in Target Employee Plans) that are not offered or do not accept employment with the Surviving Corporation, Buyer shall offer, or cause the Surviving Corporation to offer, COBRA coverage to such individuals and their covered dependents.

        Section 6.18 Target 1997 Audited Financials. Target will cause an audit to be conducted of Target's financial statements for the year ended December 31, 1997 and, as promptly as practicable following the date of this Agreement shall deliver to Buyer Target's balance sheet as of December 31, 1997 and its statements of operations, shareholders' equity and cash flows for the year then ended, audited and reported upon by its independent certified public accountants (the "Target 1997 Audited Financials").

        Section 6.19 Voting Agreements. Target shall cause each of Edward Colby, Philipp Beisel, Greg Seitz, Sequoia Capital VII, Sequoia Technology Partners VI, Sequoia XXIV, Sequoia 1995, Sequoia 1997, SQP 1997, Hummer Winblad, Venture Partners II, L.P., Hummer Winblad Technology Fund II, L.P., Hummer Winblad Technology Fund II (A), L.P., Bay Partners SBIC, Bayview Investors, Ltd., and RS & Co. IV, L.P., to execute and deliver to Buyer, on or before the date of this Agreement, voting agreements and irrevocable proxies in the forms annexed hereto as Annex 6.19 (the "Voting Agreements"), agreeing, among other things, to vote in favor of the Merger. Such directors, officers, affiliates and other shareholders will own, in the aggregate, no less than fifty percent (50%) of the voting power of each of the outstanding Target Common Stock and Target Preferred Stock as of the date of this Agreement.

        Section 6.20 Target 401(k) Plan. Target shall take all actions necessary to ratify the adoption of Target's 401(k) Plan (the "Target 401(k) Plan") and all amendments thereto prior to the Closing. Target shall take all actions necessary to terminate the Target 401(k) Plan prior to the Closing. If annual returns have not been filed for the Target 401(k) Plan for any years for which such returns are required to be filed, Target shall file such returns under the U.S. Department of Labor's Delinquent Filer Voluntary Compliance Program. Penalties required to be paid under such program shall be treated as a liability of Target and shall be set forth on the Liabilities Certificate for purposes of determining the Post-Closing Adjustment under Section 2.4.

        Section 6.21 Notification of Certain Matters. Target shall give prompt notice to Buyer, and Buyer and Sub shall give prompt notice to Target, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur, if uncured, would be likely to cause the failure of any of the conditions set forth in Article VII of this Agreement.

                                   ARTICLE VII

                              CONDITIONS TO MERGER

        Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

               (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of outstanding shares of Target Common Stock and Target Preferred Stock, as required by Target's Articles of Incorporation and the CGL.

               (b) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been obtained or filed, or shall have occurred as the case may be.

               (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Buyer's conduct or operation of the business of Buyer or Target after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

        Section 7.2 Additional Conditions to Obligations of Buyer and Sub. The obligations of Buyer and Sub to effect the Merger are subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by Buyer and Sub:

               (a) Representations and Warranties. The representations and warranties of Target set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement, and Buyer shall have received a certificate signed on behalf of Target by an executive officer of Target to such effect.

               (b) Performance Obligations. Target shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of Target by an executive officer of Target to such effect.

               (c) Confidentiality and Inventions Agreements. Buyer shall have received confidentiality and inventions assignment agreements signed by each current Target employee that has or had access to confidential information of Target in substantially the form of Annex 7.2(c), and each such agreement shall be in full force and effect.

               (d) Non-Competition Agreements. Buyer shall have received from each of Philipp Beisel and Greg Seitz, a Non-Competition Agreement in substantially the form of Annex 7.2(d).

               (e) Target Employees. Buyer shall be satisfied, in its sole discretion, that (i) all of the employees identified as Key Employees on Annex 7.2(e) and (ii) not less than eighty five percent (85%) of the other Target employees listed on Annex 7.2(e) are ready, willing and able to remain employed by Buyer or the Surviving Corporation after the Effective Time on terms reasonably satisfactory to Buyer.

               (f) Tax Opinion. Buyer shall have received the opinion of Gray Cary Ware & Freidenrich LLP, counsel to Buyer, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be substantially similar to that delivered pursuant to Section 7.3(c).

               (g) Legal Opinion. Buyer shall have received a legal opinion from Fenwick & West LLP, counsel to Target, substantially in the form of Annex 7.2(g).

               (h) No Material Adverse Effect. Since April 30, 1998, there shall have been no event or occurrence that had or could reasonably be expected to have a Material Adverse Effect on Target.

               (i) Third-Party Consents and Waivers. Target shall have provided all notices to third parties, and shall have received all third-party consents or waivers required in connection with the consummation of the transactions contemplated by this Agreement under any contract set forth (or required to be set forth) in Section 3.4 of the Target Disclosure Schedule or required to be obtained pursuant to Section 6.3.

               (j) Investor Representation Letters. Buyer shall have received an executed Investor Representation Letter in the form of Annex 7.2(j) from each person and entity that is to receive Buyer Common Stock or Assumed Warrants in the Merger.

               (k) Dissenting Shares. Holders of Target Stock entitled to receive not more than five percent (5%) of all of the Buyer Common Stock issuable in the Merger shall have elected, or shall be eligible to elect, to have their shares treated as Dissenting Shares under Section 2.1(e).

               (l) Target 1997 Audited Financials. Target shall have delivered the Target 1997 Audited Financials to Buyer.

               (m) Target 401(k) Plan. Target shall have taken all actions necessary to terminate the Target 401(k) Plan prior to the Closing.

               (n) Miscellaneous Agreements. Target shall have taken all actions necessary to terminate (i) the Second Amended & Restated Co-Sale Agreement dated July 31, 1997 by and between Target and various Target shareholders and (ii) the Fifth Amended and Restated Investor's Rights Agreement dated July 31, 1997.

               (o) Target 401(k) Plan. Target shall have taken all actions necessary to ratify the adoption of the Target 401(k) Plan and all amendments thereto prior to the Closing. Target shall have taken all actions necessary to terminate the Target 401(k) Plan prior to the Closing.

        Section 7.3 Additional Conditions to Obligations of Target. The obligation of Target to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived, in writing, exclusively by Target:

               (a) Representations and Warranties. The representations and warranties of Buyer and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement, and Target shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

               (b) Performance Obligations. Buyer and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Target shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

               (c) Tax Opinion. Target shall have received the opinion of Fenwick & West LLP, counsel to Target, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be substantially similar to that delivered pursuant to Section 7.2(f).

               (d) Legal Opinion. Target shall have received a legal opinion from Gray Cary Ware & Freidenrich LLP, counsel to Buyer, substantially in the form of Annex 7.3(d).

               (e) Nasdaq National Market Listing. Buyer shall have filed with the NNM prior to the Effective Time a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock issuable, and those reserved for future issuance, in connection with the Merger, upon official notice of issuance.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

        Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(f), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the shareholders of Target:

               (a) by mutual written consent duly authorized by the Board of Directors of Buyer and Target;

               (b) by either Buyer or Target if the Merger shall not have been consummated by June 30, 1998 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

               (c) by either Buyer or Target, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not materially complied with its obligations under Article VI of this Agreement;

               (d) by Target, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Buyer or Sub, which breach shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from Target;

               (e) by Buyer, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Target, which breach shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from Buyer; or

               (f) by Buyer, if for any reason Target shareholders fail to approve this Agreement and the transactions contemplated hereby by June 30, 1998.

        Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Buyer, Target, Sub or their respective officers, directors, shareholders or Affiliates, except (a) as set forth in Section 8.3 and (b) to the extent that such termination results from the intentional breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Sections 6.6, 6.16 and 8.3 shall remain in full force and effect and survive any termination of this Agreement.

        Section 8.3 Fees and Expenses.

               (a) If (i) the Merger is consummated or (ii) this Agreement is terminated other than as described in Section 8.3(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with Section 6.16.

               (b) If this Agreement is terminated by Buyer as provided in Sections 8.1(e) or 8.1(f) (but only to the extent there has not been (i) a material breach of this Agreement by Buyer that has not been cured within ten
(10) business days following receipt by Buyer of written notice of such breach from Target, or (ii) an event or occurrence that has a Material Adverse Effect on Buyer), Target shall pay to Buyer, within five (5) business days after receipt of a written request therefor, in same day funds, an amount equal to all costs and expenses reasonably incurred by Buyer in connection with this Agreement and the transactions contemplated hereby, including all reasonable legal, accounting, financial advisory and other professional and service fees and expenses.

               (c) If this Agreement is terminated by Target as provided in
Section 8.1(d) (but only to the extent there has not been (i) a material breach of this Agreement by Target that has not been cured within ten (10) business days following receipt by Target of written notice of such breach from Buyer, or
(ii) an event or occurrence that has a Material Adverse Effect on Target), Buyer shall pay to Target, within five (5) business days of the receipt of a written request therefor, in same day funds, an amount equal to all costs and expenses reasonably incurred by Target in connection with this Agreement and the transactions contemplated hereby, including all reasonable legal, accounting, financial advisory and other professional and service fees and expenses.

        Section 8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Target, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                           ESCROW AND INDEMNIFICATION

        Section 9.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Target contained in this Agreement or any instrument delivered pursuant to this Agreement shall survive the Closing Date and shall continue in full force and effect until the second anniversary of the Closing Date (the "Termination Date").

        Section 9.2 Indemnification by Target Shareholders.

               (a) Subject to the terms and conditions contained in this Article IX, the holders of Target Preferred Stock outstanding immediately prior to the Effective Time (the "Indemnifying Shareholders") shall jointly and severally indemnify, defend and hold harmless Buyer, its shareholders, officers, directors, employees and attorneys, all Subsidiaries and affiliates of Buyer, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Buyer Group") from, against, for and in respect of any and all claims, losses, liabilities, damages, costs and expenses (including reasonable legal fees and expenses and expenses of investigation and defense) which any member of the Buyer Group may sustain or incur (collectively, "Buyer Losses") which are caused by or arise out of any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by Target in this Agreement, the Target Disclosure Schedule or any officer certificate delivered pursuant to Section 7.2 or which relate to either the failure to file annual returns for the Target 401(k) Plan for the year 1994 or the failure to properly adopt the Target 401(k) Plan and any amendments thereto in a form complying with the applicable requirement of the Code.

               (b) Anything in this Agreement to the contrary notwithstanding, none of the Indemnifying Shareholders shall be liable for indemnification under this Section 9.2 until the aggregate of all Buyer Losses for which indemnity is claimed exceeds $50,000, in which case Buyer shall be entitled to indemnification for the full amount of the indemnification including the first $50,000.

               (c) The obligation of the Indemnifying Shareholders to indemnify members of the Buyer Group for a Buyer Loss under this Article IX is subject to the condition that the Shareholder Representative (as defined in Section 9.7) shall have received an Indemnification Claim (as defined in Section 9.3(b)) for such Buyer Loss on or before the Termination Date.

               (d) The amount of Buyer Losses in respect to any Indemnity Claim shall be reduced by the amount of any insurance payment received by Buyer or the Surviving Corporation in compensation for such Buyer Losses.

               (e) The provisions of Sections 9.2(b) and (c) and Section 9.6 shall not limit, in any manner, any remedy at law or in equity to which any member of the Buyer Group shall be entitled against Target or any shareholder or former shareholder of Target as a result of fraud or intentional misrepresentation by Target, any Target shareholder or any of their respective representatives or agents.

        Section 9.3 Procedures for Indemnification.

               (a) As used in this Article IX, the term "Indemnitee" means the member or members of the Buyer Group seeking indemnification hereunder.

               (b) A claim for indemnification hereunder (an "Indemnification Claim") shall be made by Indemnitee by delivery of a written notice to the Shareholder Representative with a copy to the Escrow Agent. The Indemnification Claim shall specify the basis on which indemnification is sought in reasonable detail (and shall include relevant documentation related to the Indemnification Claim), the amount of the asserted Buyer Losses and, in the case of a Third Party Claim (as defined in Section 9.4), shall contain (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

               (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 9.4 shall be observed by Indemnitee and Indemnitor.

        Section 9.4 Defense of Third Party Claims. Should any claim be made or any suit or proceeding instituted by a third party against an Indemnitee which, if prosecuted successfully, would be a matter for which such Indemnitee would be entitled to indemnification under this Article IX (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

               (a) Indemnitee shall give the Shareholder Representative written notice of any such claim promptly after receipt by Indemnitee of notice thereof, and the Shareholder Representative may undertake control of the defense thereof by counsel of its own choosing reasonably acceptable to Indemnitee. Indemnitee may participate in the defense through its own counsel at its own expense. The assumption of the defense of any Third Party Claim by the Shareholder Representative shall be an acknowledgment by the Indemnifying Shareholders that such Third Party Claim is subject to indemnification under the provisions of this Article IX and that such provisions are binding on the Indemnifying Shareholders. If, however, the Shareholder Representative fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been delivered to the Shareholder Representative by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 9.5, settlement of such Third Party Claim with counsel of its own choosing. Failure of Indemnitee to furnish written notice to Indemnitor of a Third Party Claim shall not release the

Indemnifying Shareholders from their obligations hereunder, except to the extent the Indemnifying Shareholders are prejudiced by such failure.

               (b) Indemnitee and the Indemnifying Shareholders shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

        Section 9.5 Settlement of Third Party Claims. Unless the Shareholder Representative has failed to fulfill his obligations under Section 9.4, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by the Shareholder Representative which consent shall not be unreasonably withheld or delayed. If the Shareholder Representative has assumed the defense of a Third Party Claim as contemplated by Section 9.4(a), no settlement of such Third Party Claim may be made by the Indemnifying Shareholders without the prior written consent by or on behalf of Indemnitee, unless such settlement includes a complete release of all claims against Indemnitee.

        Section 9.6 Resolution of Indemnification Claims.2 Any Indemnification Claim received by the Shareholder Representative pursuant to Section 9.3 above will be resolved as follows:

               (a) To provide a fund against which members of the Buyer Group may assert Indemnification Claims under this Article IX, the Escrow Shares shall be withheld and deposited into the Escrow in accordance with the provisions of
Section 2.3. The Escrow Shares so deposited shall be held and distributed in accordance with the Escrow Agreement.

               (b) Subject to the provisions of Section 9.2(e), all Indemnification Claims shall be made in accordance with this Article IX and the Escrow Agreement against the Escrow Fund, and no claim for indemnification shall be asserted against any Indemnifying Shareholder or any other former shareholder of Target.

               (c) In the event that the Shareholder Representative gives written notice contesting all, or a portion of, an Indemnification Claim to Indemnitee (a "Contested Claim") within thirty (30) days after receipt of such Indemnification Claim, the matter will be settled by binding arbitration pursuant to Section 9.6(d), unless otherwise agreed by Indemnitor and Indemnitee. The final decision of the arbitrator shall be furnished to the Shareholder Representative and Indemnitee in writing and will constitute a conclusive determination of the issue in question, binding upon the Indemnifying Shareholders and Indemnitee and shall not be contested or appealed by any of them.

               (d) Any Contested Claim shall be settled by arbitration at a mutually agreeable location in Santa Clara, California and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association (the "AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Contested Claim.

        Section 9.7 Shareholder Representative.

               (a) Authority. For the purposes of this Agreement the holders of Target Preferred Stock, without any further action on the part of any such shareholder, shall be deemed to have consented to the appointment of Philipp Beisel as the representative of such shareholders (the "Shareholder Representative"), as the attorney-in-fact for and on behalf of each such shareholder, and the taking by the Shareholder Representative of any and all actions and the making of any decisions required or permitted to be taken by them under this Agreement or the Escrow Agreement, including, without limitation, the exercise of the power to (i) execute the Escrow Agreement, (ii) prepare, or cause to be prepared, and deliver to Buyer the Signing Date Balance Sheet, the Closing Date Balance Sheet and the Liabilities Certificate, (iii) negotiate and agree with Buyer on the amount of the Post-Closing Adjustment,
(iv) receive or give any notice on behalf of the Indemnifying Shareholders pursuant to this Agreement or the Escrow Agreement, (v) authorize delivery to Buyer of the Escrow Shares, or any portion thereof, in satisfaction of Indemnification Claims, (vi) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such Indemnification Claims, and (vii) take all other actions necessary in the judgment of the Shareholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement. Accordingly, the Shareholder Representative has the authority and power conferred by this Agreement to act on behalf of each holder of Target Preferred Stock and each Indemnifying Shareholder with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all claims, rights or obligations arising from and taken pursuant to this Agreement or the Escrow Agreement. Such shareholders will be bound by all actions taken by the Shareholder Representatives in connection with this Agreement and the Escrow Agreement, and Buyer shall be entitled to rely on any action or decision of the Shareholder Representative as the action or decision of each holder of Target Preferred Stock and each Indemnifying Shareholder.

               (b) Standard of Conduct. Neither the Shareholder Representative nor any of his agents shall be liable to any holder of Target Preferred Stock or any Indemnifying Shareholder for any error of judgment, act done or omitted by him, or mistake of fact or law in connection with his services pursuant to
Section 9.7, unless caused by his own gross negligence or willful misconduct. In taking any action or refraining from taking any action whatsoever the Shareholder Representative shall be protected in relying upon any notice, paper or other document reasonably believed by him to be genuine, or upon any evidence reasonably deemed by him to be sufficient. The Shareholder Representative shall not be required to take any action which is contrary to this Agreement, the Escrow Agreement or applicable law. The Shareholder Representative may consult with counsel in connection with his duties and shall be fully protected in any act taken, suffered or permitted by him in good faith in accordance with the advice of counsel. In connection with his services under Section 9.7, the Shareholder Representative shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

               (c) Indemnification of the Shareholder Representative. Each Indemnifying Shareholder shall indemnify the Shareholder Representative, ratably in accordance with the value of the shares of Buyer Common Stock received by such shareholder in the Merger, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Shareholder Representative in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no such shareholder shall be liable for any of the foregoing to the extent they arise from the Shareholder Representative's gross negligence or willful misconduct. The Shareholder Representative shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be indemnified to its reasonable satisfaction by such shareholder against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

               (d) Resignation or Removal of the Shareholder Representative. Subject to the appointment and acceptance of a successor Shareholder Representative as provided below, the Shareholder Representative may resign at any time thirty (30) days subsequent to giving notice thereof to all Indemnifying Shareholders, Buyer and the Escrow Agent, and the Shareholder Representative may be removed at any time with or without cause by action of the Indemnifying Shareholders who represent a majority of the shares of all Indemnifying Shareholders. Upon any such resignation or removal, Indemnifying Shareholders representing a majority of the shares of the Indemnifying Shareholders shall have the right to appoint a successor Shareholder Representative, which Shareholder Representative shall be reasonably acceptable to Buyer. If no successor Shareholder Representative shall have been appointed by Indemnifying Shareholders and accepted such appointment within twenty (20) days after the retiring Shareholder Representative gives notice of resignation or the Shareholder Representative's removal, then the retiring or removed Shareholder Representative may appoint a successor which shall be reasonably acceptable to Buyer. Upon the acceptance of any appointment as Shareholder Representative hereunder, such successor Shareholder Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Shareholder Representative, and the retiring or removed Shareholder Representative shall be discharged from its duties and obligations hereunder. After any retiring Shareholders Representative's resignation or removal hereunder as the Shareholder Representative, the provisions of this Section 9.7 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while he was acting as the Shareholder Representative.

               (e) Individual Capacity. The Shareholder Representative, to the extent he is an Indemnifying Shareholder, shall have the same rights and powers under this Agreement as any other Indemnifying Shareholder and may exercise the same as though he were not the

Shareholder Representative, and the term "Indemnitor," as used in this Article IX, shall refer to the Shareholder Representative in his capacity as such.

                                    ARTICLE X

                               GENERAL PROVISIONS

        Section 10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial overnight delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)    if to Buyer of Sub, to:

               The Vantive Corporation
               2455 Augustine Drive
               Santa Clara, CA  95054
               Attention:  President and Chief Executive Officer
               Fax:  (408) 982-5711

               with a copy to:

               Gray Cary Ware & Freidenrich LLP
               400 Hamilton Ave.
               Palo Alto, CA 94301
               Attention:  Dennis C. Sullivan, Esq.
               Fax:  (650) 327-3699

        (b)    if to Target, to

               Wayfarer Communications, Inc.
               2041 Landings Drive
               Mountain View, CA  94043

               Attention:  President and Chief Executive Officer
               Fax:  (650) 426-2038

               with a copy to:

               Fenwick & West LLP
               2 Palo Alto Square
               Palo Alto, CA  94306
               Attention: Dennis R. DeBroeck, Esq.

               Fax:  (650) 494-1417



        (c) If to the Shareholder Representative, to:

               Mr. Philipp Beisel
               Wayfarer Communications, Inc.
               2041 Landings Drive
               Mountain View, CA  94043
               Fax:  (650) 426-2038

               with a copy to:

               Fenwick & West LLP
               2 Palo Alto Square
               Palo Alto, CA  94306
               Attention:  Dennis R. DeBroeck, Esq.
               Fax:  (650) 494-1417

        Section 10.2 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the first date written above. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In determining whether a Material Adverse Effect exists with respect to a party, materiality shall be determined on the basis of the applicable party and all of its Subsidiaries, taken together as a whole, and not on the basis of the party or any single Subsidiary alone. Reference to a party's "knowledge" mean actual knowledge after reasonable inquiry of such party's directors, officers, and other management-level employees who could reasonably be expected to have knowledge of such matters. As used in this Agreement, the term "Governmental Entity" means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, official, organization, and any court or other tribunal), and the term "Subsidiary" means, with respect to any party, any corporation, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        Section 10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 10.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        Section 10.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        Section 10.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

        Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 10.8 Third Party Beneficiary. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement, except that the persons who are holders of Target Stock or Target Warrants immediately prior to the Effective Time of the Merger (and their successors and assigns) are express intended third party beneficiaries of Articles I and II, Section 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, Article IX, and, to the extent relevant to any of the foregoing, this Article X and as such are entitled to rely on the provisions hereof as if a party hereto.







                  [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, each of Buyer, Sub and Target has caused this Agreement to be signed by its respective officer thereunto duly authorized as of the date first written above.


THE VANTIVE CORPORATION                      WAYFARER COMMUNICATIONS, INC.



By:                                          By:
   --------------------------------             --------------------------------
Title:                                       Title:
      -----------------------------                -----------------------------


REVO ACQUISITION CORPORATION



By:
   --------------------------------
Title:
      -----------------------------

                                ANNEX 2.1(c)(iii)

                         CALCULATION OF "POOL OF SHARES"



Total Number of Shares of Buyer Common Stock       187,867
to be exchanged for Target Stock

Less Number of Shares of Buyer Common Stock         (2,219)
exchanged for Target Common Stock

Less Number of Shares of Buyer Common Stock         (7,045)
equal to one-half of the DLJ Advisory Fees (i.e.,
$225,000) divided by 31.9375

----------------------------------------           ----------------

Pool of Shares                                     178,603

                                    ANNEX 2.3

                            FORM OF ESCROW AGREEMENT

                                ESCROW AGREEMENT


        THIS ESCROW AGREEMENT is made and entered into as of June 30, 1998 by and among The Vantive Corporation, a Delaware corporation ("Buyer"), Harris Trust and Savings Bank (the "Escrow Agent") and Philipp Beisel (the "Shareholder Representative") for and on behalf of holders of Preferred Stock (the "Indemnifying Shareholders") of Wayfarer Communications, Inc., a California corporation ("Revo").

                                 R E C I T A L S

        A. Pursuant to that certain Agreement and Plan of Reorganization dated as of June 18, 1998 (the "Plan of Reorganization"), Buyer will issue to the Indemnifying Shareholders shares of Buyer Common Stock, $0.001 par value ("Buyer Common Stock"), pursuant to the merger (the "Merger") of Revo Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Buyer ("Sub"), with and into Revo;

        B. Pursuant to Section 2.4 of the Plan of Reorganization, a Post-Closing Adjustment (as defined therein) will be made with respect to the number of shares of Buyer Common Stock issuable to the Indemnifying Shareholders in the Merger;

        C. Pursuant to Article IX of the Plan of Reorganization, the Indemnifying Shareholders have agreed to indemnify Buyer and other members of the Buyer Group (as defined therein) with respect to inaccuracies in or breaches of representations, warranties or covenants made by Revo in the Plan of Reorganization and certain other matters; and

        D. In accordance with the Plan of Reorganization, the parties desire to establish an escrow for the purpose of providing a fund (i) from which the Post-Closing Adjustment may be deducted and (ii) against which Buyer (on behalf of itself and other members of the Buyer Group) may seek indemnification from the Indemnifying Shareholders under the Plan of Reorganization.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual obligations herein, the parties agree as follows:

        1. Establishment of Escrow. On the date hereof or as soon thereafter as practicable, Buyer shall deliver to the Escrow Agent for deposit into escrow (the "Escrow") certificates representing an aggregate of 44,076 shares of Buyer Common Stock otherwise distributable to the Indemnifying Shareholders in the Merger (the "Escrow Shares"). The Escrow Shares so delivered to the Escrow Agent and any other securities, cash or other property from time to time held by the Escrow Agent pursuant to the terms hereof is herein referred to as the "Escrow Fund." The Escrow Agent agrees to accept the Escrow Shares and to hold the Escrow Fund in escrow subject to the terms and conditions of this Escrow Agreement.

        2. Maintenance of the Escrow. The Escrow Agent shall establish a separate account for each Indemnifying Shareholder showing the number of Escrow Shares and the amount and type of other property, if any, held in the Escrow for such Indemnifying Shareholder on the basis of a list of the Indemnifying Shareholders' respective ownership percentage provided to the Escrow Agent by the Shareholder Representative. The Escrow Agent shall maintain records showing each Indemnifying Shareholder's Proportionate Interest (as defined below) in the Escrow Fund and shall adjust each Indemnifying Shareholder's account to reflect distributions from, and additions or substitutions to, the property held for the account of such Indemnifying Shareholder in the Escrow so that, at all times, each Indemnifying Shareholder's Proportionate Interest in the Escrow Fund shall be maintained. For purposes of this Escrow Agreement, each Indemnifying Shareholder's "Proportionate Interest" in the Escrow Fund as of a specific date shall be equal to the percentage that the value of the Escrow Shares and other property held for the account of such Indemnifying Shareholder in the Escrow bears to the value of all property held for the account of all Indemnifying Shareholders in the Escrow as of such date. For purposes of the provisions of this Escrow Agreement relating to indemnification and claims, the Escrow Shares shall be deemed to have a value equal to the average closing sale price of Buyer Common Stock (as quoted on the Nasdaq National Market and reported in The Wall Street Journal) for the ten (10) trading days next preceding the date of a valuation. The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares required by this Agreement. Buyer shall cooperate with the Escrow Agent in promptly issuing, or causing its transfer agent to promptly issue, such stock certificates as shall be required to effect such transfers. All Escrow Shares and any other securities from time to time held in the Escrow Fund shall be registered in the name of the Escrow Agent or its nominee.

        3. Shareholder Representative. From and after the establishment of the Escrow as provided in Section 1 hereof, the Indemnifying Shareholders shall be represented by the Shareholder Representative, or, upon written notice to the Escrow Agent, by his successor appointed in accordance with Section 9.7 of the Plan of Reorganization, who shall have the duties and authority set forth in said section.

        4. Dividends, Voting and Rights of Ownership. Except for tax-free dividends paid in stock declared with respect to the Escrow Shares pursuant to
Section 305(a) of the Internal Revenue Code of 1986, as amended (the "Code'), which shall be treated in the manner set forth in Section 1 hereof, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be distributed currently to the Indemnifying Shareholders and, if distributed to the Escrow Agent, shall promptly be paid over to the Indemnifying Shareholders. Each Indemnifying Shareholder will have voting rights with respect to the Escrow Shares deposited in the Escrow with respect to such Indemnifying Shareholder so long as such Escrow Shares are held in the Escrow, and Buyer shall take all reasonable steps necessary to allow the exercise of such rights. The Escrow Agent shall forward to the Shareholder Representative all voting materials and proxies received by the Escrow Agent. In the event an Indemnifying Shareholder elects to vote, it shall direct the Escrow Agent in writing to do so. In the absence of such direction, the Escrow Agent shall have no duty or obligation to vote with respect to any of the Escrow Shares. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Escrow Agreement, the Indemnifying Shareholders will retain and will be entitled to exercise all other incidents of ownership of the Escrow Shares which are not inconsistent with the terms and conditions of this Escrow Agreement. Subject to the rights of Buyer and the other members of the Buyer Group under the Plan of Reorganization and this Escrow Agreement, all beneficial interest in the Escrow Fund shall be the property of the Indemnifying Shareholders from and after the Closing, and Buyer shall have no interest therein. None of the rights of the Indemnifying Shareholders hereunder shall be transferable except as otherwise provided by law. Each of the Indemnifying Shareholders shall be obligated for all federal, state or local taxes applicable to such Indemnifying Shareholder's interest in the Escrow Fund.

        5.     Post-Closing Adjustment.

               (a) Within five (5) business days following the determination of the Post-Closing Adjustment pursuant to Section 2.4(b) or 2.4(c) of the Plan of Reorganization, Buyer and the Shareholder Representative shall give written notice to the Escrow Agent directing the Escrow Agent to deliver out of the Escrow to Buyer the number of Escrow Shares determined by dividing the amount of the Post-Closing Adjustment by $31.9375, rounded to the nearest whole share.

               (b) Within ten (10) business days following delivery of such notice, the Escrow Agent will (i) deliver out of the Escrow to Buyer the number of Escrow Shares specified in Section 5(a) hereof and (ii) deliver out of the Escrow to the Indemnifying Shareholders (in accordance with their Proportionate Interests) the number of Escrow Shares remaining in the Escrow after the distribution specified in clause (i) above, to the extent such remaining Escrow Shares exceed (A) 35,261, plus (B), the number of whole Escrow Shares having an aggregate value at the time of such delivery most nearly equal to the amount of any then pending Indemnification Claims (as defined in and asserted pursuant to Section 6 hereof), and expenses reasonably estimated by Buyer to be necessary for the disposition of all such Indemnification Claims.

        6.     Claims for Indemnification; Disposition Thereof.

               (a) If an Indemnitee (as defined in the Plan of Reorganization) shall, during the term of this Escrow Agreement, have any claim for indemnification pursuant to Article IX of the Plan of Reorganization ("Indemnification Claim"), such Indemnitee or Buyer shall promptly deliver to the Shareholder Representative and the Escrow Agent written notice of such an Indemnification Claim in accordance with Section 9.3(b) of the Plan of Reorganization.

               (b) If the Shareholder Representative shall not have notified Buyer and the Escrow Agent in writing objecting to the delivery of any of the Escrow Fund out of the Escrow to Buyer for application to such notice of Claim within thirty (30) calendar days after delivery of notice of such Indemnification Claim, the Escrow Agent shall, as promptly as practicable following the expiration of such period, deliver out of the Escrow to Buyer the number of whole Escrow Shares and/or other property then held in the Escrow having an aggregate value at the time of such delivery most nearly equal to the amount of such Indemnification Claim.

               (c) If the Shareholder Representative gives written notice to the Escrow Agent and Buyer objecting to the delivery of any of the Escrow Fund out of the Escrow to Buyer for application to an Indemnification Claim (a "Contested Claim") within the 30-day period specified in Section 6(b) hereof, the Escrow Agent shall make no delivery to Buyer out of the Escrow Fund with respect to such Contested Claim until the rights of the Indemnifying Shareholders and the Indemnitee with respect thereto have been agreed upon between the Shareholder Representative and Buyer or until such rights are finally determined by arbitration pursuant to Section 14 hereof. If the arbitrator in such proceeding shall determine that the Escrow Fund, or any part thereof, is to be delivered out of the Escrow to Buyer to satisfy such Contested Claim, the Escrow Agent shall, as promptly as practicable following receipt of such determination, deliver out of the Escrow to Buyer the number of whole Escrow Shares and/or other property then held in the Escrow having an aggregate value most nearly equal to the amount determined by such arbitrator .

               (d) All Indemnitees wishing to assert substantially similar claims against the Escrow must assert such claims in the same Indemnification Claim and in the same arbitration proceeding. A decision or result with respect to any Indemnification Claim asserted by an Indemnitee will be final, binding and conclusive upon all Indemnitees with respect to any substantially similar Indemnification Claims of such Indemnitees asserted or to be asserted against the Escrow.

        7. Distribution of Escrow Fund; Termination of Escrow. The portion of the Escrow Fund not previously distributed in accordance with the terms of
Section 5 and Section 6 hereof shall be held by the Escrow Agent until ten (10) business days following the second anniversary of this Escrow Agreement (the "Release Date"), at which time it shall be delivered to the Indemnifying Shareholders in accordance with their Proportionate Interests. Notwithstanding the foregoing, there shall be retained in the Escrow the lesser of (i) the number of Escrow Shares and other property then held in the Escrow having an aggregate value equal to 100% of the amount of all pending Indemnification Claims asserted pursuant to Section 6 hereof and expenses reasonably estimated by Buyer to be necessary for the disposition of all such Indemnification Claims, and (ii) the entire remaining Escrow Fund. The Escrow Fund not so distributed shall be retained by the Escrow Agent until all such pending Indemnification Claims are resolved and the remaining Escrow Fund deliverable to any Buyer as a result thereof, if any, shall have been delivered to Buyer. Thereafter, the Escrow Agent shall, as promptly as practicable, deliver the remaining Escrow Fund to the Indemnifying Shareholders in accordance with their Proportionate Interests.

        8. Term of Escrow Agreement. This Escrow Agreement shall terminate upon the distribution by the Escrow Agent of all property held in the Escrow Fund.

        9. Fees of the Escrow Agent. Buyer and the Shareholder Representative (on behalf of the Indemnifying Shareholders) agree, jointly and severally to pay to the Escrow Agent a fee according to the fee schedule attached as Schedule I hereto and all of the expenses of the Escrow Agent, including expenses related to the indemnity provided in Section 12 hereof. To the extent such fees and expenses are not paid by Buyer, they may paid from the Escrow Fund after ten (10) days written notice from the Escrow Agent to Buyer and the Shareholder Representative. As between themselves, Buyer and the Shareholder Representative (on behalf of the Indemnifying Shareholders) agree that: (i) all fees and expenses payable to the Escrow Agent will be paid in the first instance by Buyer as and when they became payable; (ii) the normal and usual fees and expenses of administering the Escrow and the distribution made pursuant to
Section 5 hereof shall be borne by Buyer; and (iii) all fees and expenses associated with the administration of any Indemnification Claim shall be borne by the Indemnifying Shareholders and shall be recoverable by Buyer out of the Escrow as a part of such Indemnification Claim.

        10. Liability of the Escrow Agent. In performing any of its duties under this Escrow Agreement, the Escrow Agent shall not be liable to any party for damages, losses or expenses, except in the event of gross negligence or willful misconduct on its part. The Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or
(ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Escrow Agreement that the Escrow Agent shall in good faith believe to be genuine; nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any agent's authority. In addition, the Escrow Agent may consult with legal counsel of its choice in connection with its duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Escrow Agreement. The Escrow Agent undertakes to perform such duties as are specifically set forth in this Escrow Agreement, and the Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Escrow Agreement. No implied covenants or obligations shall be read into this Escrow Agreement against the Escrow Agent.

        11. Controversies. If any controversy arises between the parties to this Escrow Agreement, or with any other party, concerning the subject matter of the Escrow, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, it may require, despite what may be set forth elsewhere in this Escrow Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in the Escrow, except all costs, expenses, charges and reasonable attorneys' fees incurred by it due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of the Escrow.

        12. Indemnification of Escrow Agent. Buyer and the Indemnifying Shareholders and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel, and disbursements that may be imposed on the Escrow Agent, or incurred by it in connection with the performance of its duties under this Escrow Agreement, including but not limited to any arbitration or litigation arising from this Escrow Agreement or involving its subject matter. The costs and expenses of enforcing this right of indemnification shall be paid by Buyer and the Indemnifying Shareholders, provided, however, that the Buyer and the Indemnifying Shareholders shall not pay such costs and expenses to the extent that the Escrow Agent is judicially determined to have been negligent or acted with willful misconduct. This right of indemnification shall survive the termination of this Escrow Agreement, and the removal or resignation of the Escrow Agent. Nothing contained in this Section 12 shall impair the rights of the Indemnifying Shareholders and Buyer, as between themselves, including without limitation, their rights to enforce the provisions of Section 9 hereof with respect to the allocation of the Escrow Agent's fees.

        13. Resignation of Escrow Agent. The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the other parties; provided, however, that no such resignation shall become effective until the appointment of a successor Escrow Agent which shall be accomplished as follows:
Buyer and the Shareholder Representative shall use their best efforts to agree on a successor Escrow Agent within thirty (30) days after receiving such notice. If the parties fail to agree on a successor Escrow Agent within such time, the Escrow Agent may, at the expense of Buyer and the Shareholder Representative, petition any court of competent jurisdiction for the appointment of a successor Escrow Agent authorized to do business in the State of California and, in such event, shall give written notice to the other parties of such appointment. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The predecessor Escrow Agent then shall be discharged from any further duties and liability under this Escrow Agreement.

        14.    Arbitration.

               (a) Each Contested Claim will be settled by binding arbitration pursuant to Section 9.6(d) of the Plan of Reorganization unless otherwise agreed by the Shareholder Representative and Buyer. Any portion of a Contested Claim which is not contested shall be resolved as set forth in Section 6(b) hereof. The final decision of the arbitrator shall be furnished to the Escrow Agent, the Shareholder Representative and Buyer in writing and will constitute a conclusive determination of the issue in question, binding upon Revo, the Indemnifying Shareholders and Buyer and shall not be contested or appealed by any of them. After notice that the Indemnification Claim is contested by the Shareholder Representative, the Escrow Agent will continue to hold in the Escrow Fund Escrow Shares and/or other property having a value sufficient to cover such Contested Claim, as determined pursuant to Section 2 hereof (notwithstanding the occurrence of the Release Date), until the earlier of the receipt by the Escrow Agent of (i) a settlement agreement executed by Buyer and the Shareholder Representative setting forth a resolution of such Contested Claim, or (ii) receipt of a copy of the final award of the arbitrator with respect to such Contested Claim.

               (b) The number of Escrow Shares to be delivered upon resolution of a Contested Claim shall be equal to (i) the aggregate dollar amount of the Contested Claim as determined pursuant to this Section 14 divided by (ii) the value of the Escrow Shares, as determined pursuant to Section 2 hereof, as of the date of such determination.

        15.    Miscellaneous.

               (a) Assignment; Binding upon Successors and Assigns. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties. This Escrow Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

               (b) Severability. If any provision of this Escrow Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Escrow Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Escrow Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

               (c) Entire Agreement. This Escrow Agreement, the Exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

               (d) Notices. No notice or other communication shall be deemed given unless sent in the manner, and to the persons, specified in this Section 15(d). All notices and other communications hereunder will be in writing and will be deemed given (i) upon receipt if delivered personally (or if mailed by registered or certified mail), (ii) the day after dispatch if sent by overnight courier, or (iii) upon dispatch if transmitted by facsimile (and confirmed by a copy delivered in accordance with clause (i) or (ii)), addressed to the parties at the following addresses:

              To the Escrow Agent:      Harris Trust and Savings Bank
                                        311 West Monroe Street, 12th Floor
                                        Chicago, Illinois  60606
                                        Attn: Escrow Division/Marianne Tinerella
                                        Phone:  312-461-2420
                                        Fax:  312-461-3525

                       To Vantive:      The Vantive Corporation
                                        2455 Augustine Drive
                                        Santa Clara, California 95054
                                        Attn:  General Counsel
                                        Phone:  408-367-4660
                                        Fax:  408-982-5711

                   with a copy to:      Gray Cary Ware & Freidenrich
                                        400 Hamilton Avenue
                                        Palo Alto, California  94301
                                        Attn:  Dennis C. Sullivan, Esq.
                                        Phone:  650-833-2245
                                        Fax:  650-327-3699

To the Shareholder Representative:      Philipp Beisel
                                        Wayfarer Communications, Inc.
                                        2041 Landings Drive
                                        Mountain View, CA 94043
                                        Phone:  650-426-2080
                                        Fax:  650-426-2038

                   with a copy to:      Fenwick & West
                                        Two Palo Alto Square, 4th Floor
                                        Palo Alto, CA  94306
                                        Attn:  Dennis R. DeBroeck, Esq.
                                        Phone: 650-494-0600
                                        Fax:  650-494-1417

Any party may change its address for such communications by giving notice thereof to the other parties.

               (e) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

               (f) Amendment and Waivers. Any term or provision of this Escrow Agreement may be amended, and the observance of any term of this Escrow Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

               (g) Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Escrow Agreement.

               (h) Absence of Third Party Beneficiary Rights. No provisions of this Escrow Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be solely between the parties to this Escrow Agreement.

               (i) Governing Law. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Escrow Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

               (j) Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.








                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


THE VANTIVE CORPORATION


By:
   --------------------------------
Title:
      -----------------------------

HARRIS TRUST AND SAVINGS BANK,
as Escrow Agent

By:
   --------------------------------
Title:
      -----------------------------

SHAREHOLDER REPRESENTATIVE:


-----------------------------------
Philipp Beisel

                                   Appendix I

                                Schedule of Fees
                                 as Escrow Agent
                                       for
                     Vantive Corporation and Philipp Beisel
   on behalf of Preferred Stock Shareholders of Wayfarer Communications, Inc.


Acceptance Fee...............................................................$ 1,500
o     in-house legal review of escrow document
o     administrative review of documents
o     establishment of appropriate accounts
o     participation in pre-closing and closing

Annual Administration Fee....................................................$ 2,500
o     routine administrative functions under the agreement
o     custody of investments

Activity Fees
o     deposit, delivery of securities (per event)    ........................$    35
o     deposit of funds    ...................................................$    20
o     disbursements (checks, wires, etc.)    ................................$    20
o     international wires    ................................................$    40
o     purchases, sales of individual securities (per event)    ..............$   100
o     investment in selected money market mutual funds ......................No Charge
o     asset/transaction report (per statement)    ...........................$    10

Out-of-Pocket

        Additionally, the cost of items that can be directly allocated such as postage, telephone, overnight delivery, etc. incurred during the routine administration of the agreement will be billed separately.

Acceptance of the appointment as escrow agent is contingent upon our mutual agreement to and execution of an escrow document.

This schedule applies to Escrow Agent appointments requiring the usual amount of responsibility, time and attention. Fees are subject to reasonable adjustment as changes in laws, procedures, or costs of doing business demand. If in any specific situation, the agent's duties and responsibilities are greater than customary or additional work becomes necessary because of the imposition of governmental legislation or regulation, we reserve the right to adjust our fees. Fees for services not specifically covered in this schedule will be assessed in an amount commensurate with the services rendered. The acceptance fee and first year's administration fee are billed at closing.

                                  ANNEX 2.4(a)

                      TARGET'S MANAGEMENT BONUS OBLIGATION


                  J. Laing                           $  191,667
                  R. Patterson                       $  116,667
                  M. Seifert                         $  133,333
                  R. Schoettle                       $    58,333
                                                     -----------
                        Total                        $  500,000

                                           ANNEX 3


                                  TARGET DISCLOSURE SCHEDULE

                                     ANNEX 4


                            BUYER DISCLOSURE SCHEDULE

                                          ANNEX 6.9

                                   FORM OF TAX CERTIFICATES

                                   ANNEX 6.12

                          SCHEDULE OF NEW OPTION GRANTS

                                   ANNEX 6.14

                    SCHEDULE OF STOCK GRANTS AND CASH BONUSES

                                   ANNEX 6.17

                          SCHEDULE OF TARGET EMPLOYEES

                                   ANNEX 6.19


                            FORM OF VOTING AGREEMENT

                                VOTING AGREEMENT


        THIS VOTING AGREEMENT is made and entered into as of June ___, 1998 by and between The Vantive Corporation, a Delaware corporation (the "Company"), and the undersigned shareholder (the "Shareholder") of Wayfarer Communications, Inc., a California corporation ("Wayfarer").


                                    RECITALS

        A. Concurrently with the execution of this Agreement, the Company, Wayfarer and Revo Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("Sub"), have entered into an Agreement and Plan of Reorganization dated as of June ___, 1998 (the "Reorganization Agreement"), providing for the merger of Sub with and into Wayfarer (the "Merger") pursuant to which Wayfarer will become a wholly-owned subsidiary of the Company;

        B. The Shareholder is the beneficial holder of record of the number of shares of the outstanding Common Stock and/or Preferred Stock of Wayfarer as is indicated on the final page of this Agreement (the "Shares");

        C. In connection with the Merger, the Company will acquire the Shareholder's entire equity interest in Wayfarer and the Shareholder will receive in exchange an equity interest in the Company; and

        D. In consideration of and to induce the execution of the Reorganization Agreement by the Company, the Shareholder is willing to agree not to sell or otherwise dispose of any shares of Wayfarer stock held by the Shareholder and to vote the Shares so as to facilitate consummation of the Merger, as more fully set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:

        1. Agreement to Retain Shares. The Shareholder agrees not to transfer, pledge, sell, exchange or offer to transfer or sell or otherwise dispose of or encumber any of the Shares at any time prior to the Expiration Date, as defined herein. The "Expiration Date" shall mean the earlier of (i) the date and time on which the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement or (ii) the date on which the Reorganization Agreement shall be terminated pursuant to Article VIII of the Reorganization Agreement.

        2. Agreement to Vote Shares. At any meeting of the Wayfarer shareholders called with respect to any of the following, and at any adjournment thereof, and with respect to any written consent solicited with respect to any of the following, the Shareholder agrees to vote the Shares: (i) in favor of approval of the Reorganization Agreement and the Merger and any matter which would, or could reasonably be expected to, facilitate the Merger and (ii) against approval of any proposal made in opposition to or competition with consummation of the Merger and the Reorganization Agreement, against any other merger, consolidation, sale of assets or reorganization with any other party, against any recapitalization, liquidation, or winding up of Wayfarer and against any other matter which would, or could reasonably be expected to, prohibit or discourage the Merger (each of the foregoing is referred to as an "Opposing Proposal"). The Shareholder, as the holder of voting stock of Wayfarer agrees to be present, in person or by proxy, at all meetings of shareholders of Wayfarer held prior to the Expiration Date so that all Shares are counted for the purposes of determining the presence of a quorum at such meetings. This Agreement is intended to bind the Shareholder only with respect to the specific matters set forth herein, and shall not prohibit the Shareholder from acting in accordance with his fiduciary duties as an officer or director of Wayfarer.

        3. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Shareholder agrees to deliver to the Company a proxy in the form attached hereto as Annex A (the "Proxy"), which shall be irrevocable to the extent provided therein; provided that the Proxy shall be revoked upon termination of this Agreement in accordance with its terms.

        4. Additional Purchases. For purposes of this Agreement, the term "Shares" shall include any shares of Wayfarer capital stock which the Shareholder purchases or otherwise acquires after the execution of this Agreement and prior to the Expiration Date.

        5. Representations, Warranties and Covenants of the Shareholder. The Shareholder hereby represents, warrants and covenants to the Company the following:

           5.1 Ownership of Shares. Except as specifically described on Annex B to this Agreement, the Shareholder (i) is the holder and beneficial owner of the Shares, which at the date hereof are, and at all times until the Expiration Date will be, free and clear of any liens, claims, options, charges or other encumbrances, (ii) does not beneficially own any shares of stock of Wayfarer other than the Shares and (iii) has full power and authority to make, enter into, deliver and carry out the terms of this Agreement and the Proxy.

           5.2 Validity; No Conflict. This Agreement constitutes the legal, valid and binding obligation of the Shareholder. Neither the execution of this Agreement by the Shareholder nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which the Shareholder is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to the Shareholder.

           5.3 No Voting Trusts and Agreements. Between the date of this Agreement and the Expiration Date, the Shareholder will not, and will not permit any entity under the Shareholder's control to, deposit any shares of Wayfarer capital stock held by the Shareholder or such entity in a voting trust or subject any shares of Wayfarer capital stock held by the Shareholder or such entity to any arrangement or agreement with respect to the voting of such shares of capital stock, other than agreements entered into with the Company.

           5.4 No Proxy Solicitations. Between the date hereof and the Expiration Date, the Shareholder will not, and will not permit any entity under the Shareholder's control to, (i) solicit proxies or become a participant in a "solicitation" (as such term is defined in Rule 14a-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action which would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Reorganization Agreement, (ii) initiate a shareholders' vote or action by written consent of Wayfarer shareholders or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Wayfarer with respect to an Opposing Proposal.

        6. Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants to the Shareholder as follows:

           6.1 Due Authorization. This Agreement has been authorized by all necessary corporate action on the part of the Company and has been duly executed by a duly authorized officer of the Company.

           6.2 Validity; No Conflict. This Agreement constitutes the legal, valid and binding obligation of the Company. Neither the execution of this Agreement by the Company nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which the Company is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to the Company.

        7. Additional Documents. The Shareholder and the Company hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of the Company's legal counsel or the Shareholder, as the case may be, to carry out the intent of this Agreement.

        8. Consent and Waiver. The Shareholder hereby gives any consent or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which the Shareholder is a party or pursuant to any other rights the Shareholder may have.

        9. Miscellaneous.

           9.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

           9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other.

           9.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

           9.4 Specific Performance: Injunctive Relief. The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to the Company upon such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to it at law or in equity.

           9.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by commercial overnight courier service, by confirmed telecopy, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

               If to the Company:     The Vantive Corporation
                                      2455 Augustine Drive
                                      Santa Clara, CA  95054
                                      Attn:  General Counsel
                                      Telecopy No.:   408-982-5738
                                      Telephone No.:  408-982-5700

               If to Shareholder:     To the address for notice set forth on the
                                      last page hereof.

               With a copy to:        Wayfarer Communications, Inc.
                                      2041 Landings Drive
                                      Mountain View, CA  94043
                                      Attn:  President
                                      Telecopy No.:
                                      Telephone No.:

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

           9.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California without giving effect to principles of conflicts of law.

           9.7 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

           9.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

           9.9 Effect of Headings. This section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

        10. Termination. Notwithstanding anything else in this Agreement, this Agreement and the Proxy, and all obligations of the Shareholder under either of them, shall automatically terminate as of the Expiration Date.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.


                                       THE VANTIVE CORPORATION

                                       By:
                                          --------------------------------------

                                       SHAREHOLDER

                                       By:
                                          --------------------------------------




                                        Shareholder's Address for Notice:

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------

                                        Shares beneficially owned:

                                        ______________ shares of Common Stock

                                        ______________ shares of Preferred Stock

                                     ANNEX A

                                IRREVOCABLE PROXY


        The undersigned shareholder of Wayfarer Communications, Inc., a California corporation ("Wayfarer"), hereby irrevocably appoints and constitutes the members of the Board of Directors of The Vantive Corporation, a Delaware corporation ("Vantive"), and each of them (the "Proxyholders"), the agents and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of Wayfarer beneficially owned by the undersigned, which shares are listed below (the "Shares"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows:

       The agents and proxies named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Wayfarer shareholders, and in every written consent in lieu of such a meeting, or otherwise,

               1. In favor of approval of that certain Agreement and Plan of Reorganization dated as of June ___, 1998 by and among Vantive, Wayfarer, and Revo Acquisition Corporation, a California corporation and a wholly-owned subsidiary of The Vantive Corporation (the
        "Reorganization Agreement"), and the Merger (as defined in the Reorganization Agreement), and any matter which would, or could reasonably be expected to, facilitate the Merger, and

               2. Against (i) approval of any proposal made in opposition to or competition with consummation of the Merger and the Reorganization Agreement, (ii) any other merger, consolidation, sale of assets or reorganization involving Wayfarer and with any party, (iii) any recapitalization, liquidation, or winding up of Wayfarer and (iv) any other matter which would, or could reasonably be expected to, prohibit or discourage the Merger.

The Proxyholders may not exercise this proxy on any other matter. The undersigned shareholder may vote the Shares on all such other matters.

        The proxy granted by the Shareholder to the Proxyholders hereby is granted as of the date of this Agreement in order to secure the obligations of the Shareholders set forth in Section 2 of the Voting Agreement, and is irrevocable and coupled with an interest in such obligations and in the interests in Wayfarer to be purchased and sold pursuant to the Reorganization Agreement. This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms.

        Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms.

        Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned shareholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of Revo and with any Inspector of Elections at any meeting of the shareholders of Revo.

        This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned.


         Dated:  June ___, 1998

                    Signature of Shareholder:    _____________________________


                    Print name of Shareholder:   _____________________________



                    Shares beneficially owned:

                          _________ shares of Common Stock

                          _________ shares of Preferred Stock

                                     ANNEX B

                        EXCEPTIONS TO OWNERSHIP OF SHARES

                                  ANNEX 7.2(c)


                FORM OF CONFIDENTIALITY AND INVENTIONS AGREEMENT

                                  ANNEX 7.2(d)


                        FORM OF NONCOMPETITION AGREEMENT

                            NONCOMPETITION AGREEMENT


        THIS NONCOMPETITION AGREEMENT is made and entered into this 8th day of June, 1998, by and between , an individual ("Shareholder"), and The Vantive Corporation, a Delaware corporation ("Buyer"). For the purposes of this Agreement, "Buyer" shall be deemed to include Buyer and its majority owned direct and indirect subsidiaries that operate the Business of Wayfarer (as hereinafter defined) during the term of this Agreement.

                                    RECITALS

        A. Wayfarer Communications, Inc., a California corporation ("Wayfarer"), is engaged throughout the United States of America and the world. Wayfarer is in the business of providing client/server software that extracts and filters top-line business content in real-time for enterprise desktops (the "Business of Wayfarer");

        B. Pursuant to that certain Agreement and Plan of Reorganization (the "Reorganization Agreement") dated June 17, 1998 by and among Buyer, Revo Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Buyer ("Sub"), and Wayfarer, Buyer is acquiring Wayfarer through a merger of Sub with and into Wayfarer (the "Merger"). After the Merger becomes effective, the separate existence of Sub shall cease, and Wayfarer, as the surviving corporation in the Merger, shall continue its corporate existence under the laws of the State of California and will continue to operate the Business of Wayfarer as a wholly-owned subsidiary of Buyer;

        C. Shareholder is the beneficial owner of shares of capital stock of Wayfarer and is a key employee or officer of Wayfarer;

        D. Shareholder has been actively involved in the design, development and/or marketing of Wayfarer's products, including the management of a key function within Wayfarer; and

        E. In consideration of and as an inducement to Buyer and Sub to consummate the Merger, Shareholder, intending to be bound hereby, has agreed to execute this Agreement.

        NOW, THEREFORE, the parties agree as follows:

        1. Covenant Not to Compete. Shareholder agrees that, for a period of one
(1) year from the Effective Time of the Merger (as defined in the Reorganization Agreement) and for so long thereafter as he is employed by or serves as a consultant to Buyer, or such shorter period ending upon Shareholder's termination of employment from the Company without "Cause" or because of "Certain Reasons" (as defined in Section 1(d) and 1(e) hereof, respectively) (the "Noncompetition Period"), he will not:

        (a)    engage directly or indirectly in Competition;

        (b) directly or indirectly be or become an officer, director, shareholder, owner, partner, promoter, employee, agent, consultant, licensor or joint venturer, of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in Competition, except that Shareholder may be or become an employee, consultant, agent, licensor or sublicensor of, for or to, or otherwise be or become associated with, such Person if Shareholder's actual services rendered or activity in connection with such Person do not reasonably relate to a Competing Product or Competing Service; or

        (c) request or advise any of the customers, suppliers or other business contacts of Wayfarer with which Shareholder had contact while employed by Wayfarer to withdraw, curtail, cancel or not increase their business with Wayfarer. Notwithstanding the foregoing, Shareholder is permitted to own as a passive investor up to a three (3%) interest in any publicly traded entity. Shareholder agrees to notify Buyer in writing of each employment or consulting position he accepts during the Noncompetition Period (including the name and address of the hiring party) and will, upon request by Buyer, describe in reasonable detail the nature of his duties in each such position.

        (d)    "Cause" shall mean Shareholder's:

               (i) failure to perform such assigned duties and responsibilities as shall be consistent with the duties and responsibilities of an employee of Wayfarer in a similar job position after receipt of a written notice of specific deficiencies consistent with Buyer's performance review policies in effect at such time and a reasonable period not to exceed thirty
(30) days for Shareholder to cure any such deficiencies;

               (ii) engaging in gross negligence or willful misconduct which is or is likely to be materially injurious to Wayfarer;

               (iii) committing a felony, an act of fraud against, or the misappropriation of property belonging to Wayfarer; or

               (iv) breaching in any material respect the terms of any employment agreement or any confidential or proprietary information agreement between Shareholder and Wayfarer or Buyer; and

               (v) a majority vote of the Board of Directors of Buyer authorizes a for Cause termination after the occurrence of any of the events described in clauses (i), (ii), (iii) or (iv) as set forth above.

        (e) "Certain Reasons" shall mean (i) a reduction in cash compensation (exclusive of bonuses) or a material reduction in benefits, except as part of a salary or benefit reduction program by Buyer that is applicable generally to employees of Shareholder's level, (ii) assignment to a position materially not commensurate with Shareholder's training and abilities, or (iii) relocation of Shareholder's workplace to any place more than fifty miles from Mountain View, California, provided, in each case, that Shareholder has given Buyer written notice of Shareholder's intention to terminate for Certain Reasons, citing the Certain Reasons, and Wayfarer has not cured the Certain Reasons within thirty
(30) days after receipt of such notice.

        (f) "Competing Product" means client/server software that extracts and filters top-line business content in real time for enterprise desktops or any other product that is substantially the same as, is based upon or competes in any material respect with such products.

        (g) "Competing Service" means any: (i) activities relating to the development, marketing and/or distribution of Competing Products carried on by any business worldwide which competes with the Business of Wayfarer; (ii) service that has been provided, performed or offered by or on behalf of Wayfarer at any time on or prior to the date of this Noncompetition Agreement; (iii) service that facilitates, supports or otherwise relates to the design, development, marketing, promotion, sale, supply distribution, resale, installation, support, maintenance, license or sublicense of any Competing Product; or (iv) service that is substantially the same as, is based upon or competes in any material respect with any service referred to in clause (i),
(ii) or (iii) of this sentence.

        (h) "Competition": a Person shall be deemed to be engaged in "Competition" if: (a) such Person is engaged in the design, development, marketing, promotion, sale, supply, distribution, resale, installation, support, maintenance, license or sublicense of any Competing Product; or (b) such Person is engaged in providing, performing or offering any Competing Service. References to engaging directly or indirectly in Competition include (without prejudice to the generality of that expression) references to acting alone or jointly with or by means of any other Person.

        (i) "Person" means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

        2. Covenant Not to Hire. During the Noncompetition Period, Shareholder agrees that he will not directly or indirectly hire or attempt to hire, whether as an employee, consultant or otherwise, any person who at such time is, or who at any time in the six (6) month period prior to such time had been, employed by Buyer or Wayfarer.

        3. Nondisruption; Other Matters. During the Noncompetition Period, Shareholder agrees that he will not directly or indirectly interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between Buyer or Wayfarer, on the one hand, and any of their respective customers, suppliers or employees, on the other hand.

        4. Equitable Relief. Shareholder acknowledges and agrees that Buyer's remedies at law for breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, Shareholder agrees that, in the event of such breach, in addition to any remedies at law it may have, Buyer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available. Shareholder further acknowledges that should Shareholder violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to Buyer and that in addition to any other remedies it may have, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages.

        5. Acknowledgment. Each of Shareholder and Buyer acknowledges and agrees that the covenants and agreements contained in this Agreement have been negotiated in good faith by the parties, are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties thereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein. Each party further acknowledges that Buyer would not enter into the Reorganization Agreement and the transactions contemplated thereby in the absence of the covenants and agreements contained in this Agreement and that such covenants and agreements are essential to protect the value of Wayfarer to Buyer.

        6. Separate Covenants. The covenants contained in this Agreement shall be construed as a series of separate covenants, one for each of the counties in each of the states of the United States of America one for each province of Canada, and one for each country outside the United States and Canada.

        7. Severability. The parties agree that construction of this Agreement shall be in favor of its reasonable nature, legality and enforceability, and that any construction causing unenforceability shall yield to a construction permitting enforceability. It is agreed that the noncompetition, nonsolicitation, and nonhiring covenants and provisions of this Agreement are severable, and that if any single covenant or provision or multiple covenants or provisions should be found unenforceable, the entire Agreement and remaining covenants and provisions shall not fail but shall be construed as enforceable without any severed covenant or provision in accordance with the tenor of this Agreement. The parties specifically agree that no covenant or provision of this Agreement shall be invalidated because of overbreadth insofar as the parties acknowledge the scope of the covenants and provisions contained herein to be reasonable and necessary for the protection of Buyer and Wayfarer and not unduly restrictive upon Shareholder. However, should a court or any other trier of fact or law determine not to enforce any covenant or provision of this Agreement as written due to overbreadth, then the parties agree that said covenant or provision shall be enforced to the extent reasonable, with the court or such trier to make any necessary revisions to said covenant or provision to permit its enforceability.

        8. Not an Employment Agreement. This Agreement is not, and nothing in this Agreement shall be construed as, an agreement to provide employment to Shareholder.

        9. Governing Law. This Agreement is made under and shall be governed by, construed in accordance with and enforced under the internal laws of the State of California. All disputes arising under this Agreement shall be brought in the federal and state courts located in Santa Clara County, California, as permitted by law, and each of the parties hereby consents to the personal jurisdiction, service of process and venue of such courts.

        10. Entire Agreement. This Agreement, together with the Reorganization Agreement, constitutes and contains the entire agreement and understanding concerning the subject matter addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein or in the Reorganization Agreement.

        11. Notices. Any notice or other communication under this Agreement shall be in writing, signed by the party making the same, and shall be delivered personally or sent by certified or registered mail, postage prepaid, addressed as follows:

               If to Shareholder:
                                    -------------------------------

                                    -------------------------------

                                    -------------------------------

               If to Buyer:         The Vantive Corporation
                                    2455 Augustine Drive
                                    Santa Clara, CA 95054
                                    Attn: General Counsel

               with a copy to:      Gray Cary Ware & Freidenrich LLP
                                    400 Hamilton Avenue
                                    Palo Alto, CA 94301-1825
                                    Attn: Dennis C. Sullivan, Esq.

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

        12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

        13.    Amendments; No Waiver.

               (a) No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

               (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

        14. Assignment. This Agreement may be assigned by Buyer to any affiliate of Buyer or to any nonaffiliate of Buyer that shall succeed to the business and assets of Buyer, Wayfarer and the Business of Wayfarer. In the event of any such assignment, Buyer shall cause such affiliate or nonaffiliate, as the case may be, to assume the obligations of Buyer hereunder, by a written agreement addressed to Shareholder, concurrently with any assignment with the same effect as if such assignee were "Buyer" hereunder. This Agreement is personal to Shareholder, and Shareholder may not assign any rights or delegate any responsibilities hereunder.

        15. Headings. The headings of paragraphs in this Agreement are solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Agreement.

        16. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    -----------------------------------
                                    [Shareholder]

                                    THE VANTIVE CORPORATION

                                    By:
                                       --------------------------------
                                    Title:
                                          ------------------------------

                                  ANNEX 7.2(e)

                          SCHEDULE OF TARGET EMPLOYEES

                                  ANNEX 7.2(g)


                      FORM OF FENWICK & WEST LEGAL OPINION

                                  ANNEX 7.2(j)

                     FORM OF INVESTOR REPRESENTATION LETTER

                                         ANNEX 7.3(d)


                                 FORM OF GCW&F LEGAL OPINION